Exhibit 2.2

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re: PYXUS INTERNATIONAL, INC., et al., [1] Debtors.	§ § § § § § § § §	Chapter 11 Case No. 20-11570 (LSS) (Joint Administration Requested)

AMENDED JOINT PREPACKAGED CHAPTER 11 PLAN OF REORGANIZATION

OF PYXUS INTERNATIONAL, INC. AND ITS AFFILIATED DEBTORS

SIMPSON THACHER & BARTLETT LLP	YOUNG CONAWAY STARGATT & TAYLOR, LLP

Sandeep Qusba (admitted pro hac vice)

Michael H. Torkin (admitted pro hac vice)

Kathrine A. McLendon (admitted pro hac vice)

Nicholas E. Baker (admitted pro hac vice)

425 Lexington Avenue

New York, New York 10017

Telephone:        (212) 455-2000

Facsimile:          (212) 455-2502

Email:                squsba@stblaw.com

                           michael.torkin@stblaw.com

                           kmclendon@stblaw.com

                           nbaker@stblaw.com

Pauline K. Morgan (No. 3650)

Kara Hammond Coyle (No. 4410)

Ashley E. Jacobs (No. 5635)

Tara C. Pakrouh (No. 6192)

1000 North King Street

Wilmington, Delaware 19801

Telephone:        (302) 571-6600

Facsimile:          (302) 571-1253

Email:                pmorgan@ycst.com

                           kcoyle@ycst.com

                           ajacobs@ycst.com

                           tpakrouh@ycst.com

Counsel to Debtors and Debtors in Possession

Dated: August 13, 2020

[1]

The Debtors in the Chapter 11 Cases, along with the last four digits of each Debtor’s United States federal tax identification number, are: Pyxus International, Inc. (6567), Alliance One International, LLC (3302), Alliance One North America, LLC (7908), Alliance One Specialty Products, LLC (0115) and GSP Properties, LLC (5603). The Debtors’ mailing address is 8001 Aerial Center Parkway, Morrisville, NC 27560-8417.

L.	Directors and Officers	40
M.	New MIP	40
N.	Preservation of Causes of Action	40

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		41
A.	Assumption of Executory Contracts and Unexpired Leases	41
B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	42
C.	Cure of Defaults and Objections to Cure and Assumption	42
D.	Insurance Policies	43
E.	Indemnification Provisions	44
F.	Director, Officer, Manager, and Employee Liability Insurance	44
G.	Employee and Retiree Benefits	44
H.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	45
I.	Reservation of Rights	46
J.	Nonoccurrence of Effective Date	46
K.	Contracts and Leases Entered Into After the Petition Date	46

ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS		46
A.	Timing and Calculation of Amounts to Be Distributed	46
B.	Distributions on Account of Obligations of Multiple Debtors	47
C.	Distribution Agent	47
D.	Rights and Powers of Distribution Agent	47
E.	Delivery of Distributions	48
F.	Manner of Payment	48
G.	Compliance Matters	49
H.	No Postpetition or Default Interest on Claims	49
I.	Allocation Between Principal and Accrued Interest	49
J.	Setoffs and Recoupment	49
K.	Claims Paid or Payable by Third Parties	50

ARTICLE VII. PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND INTERESTS		50
A.	Disputed Claims Process	50
B.	Claims Administration Responsibilities	51
C.	Estimation of Claims and Interests	51
D.	Adjustment to Claims Without Objection	52
E.	No Distributions Pending Allowance	52
F.	Distributions After Allowance	52
G.	No Interest	52
ARTICLE VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		52
A.	Compromise and Settlement of Claims and Controversies	52
B.	Binding Effect	53
C.	Discharge of Claims	53

ii

D.	Release of Liens	54
E.	Debtor Release	54
F.	Third-Party Release	55
G.	Exculpation	56
H.	Injunction	56
I.	Protection Against Discriminatory Treatment	57
J.	Reimbursement or Contribution	57
K.	Term of Injunctions or Stays	58
L.	Document Retention	58

ARTICLE IX. CONDITIONS PRECEDENT TO THE EFFECTIVE DATE		58
A.	Conditions to Effective Date	58
B.	Waiver of Conditions to Confirmation or the Effective Date	59
C.	Substantial Consummation	59
D.	Effect of Non-Occurrence of Conditions to Consummation	59

ARTICLE X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		59
A.	Modification of Plan	59
B.	Effect of Confirmation on Modifications	60
C.	Revocation or Withdrawal of Plan	60

ARTICLE XI. RETENTION OF JURISDICTION		60

ARTICLE XII. MISCELLANEOUS PROVISIONS		62
A.	Immediate Binding Effect	62
B.	Additional Documents	63
C.	Payment of Certain Fees and Expenses	63
D.	Reservation of Rights	63
E.	Successors and Assigns	63
F.	Service of Documents	64
G.	Entire Agreement	65
H.	Plan Supplement Exhibits	65
I.	Non-Severability	66
J.	Votes Solicited in Good Faith	66
K.	Waiver or Estoppel	66
L.	Closing of Chapter 11 Cases	66

iii

INTRODUCTION

Pyxus International, Inc. (“Pyxus”) and its debtor affiliates, as debtors and debtors-in-possession in the above-captioned cases (collectively, the “Debtors”) propose this joint plan of reorganization (the “Plan”) for the resolution of the outstanding Claims against and Interests in the Debtors pursuant to chapter 11 of the Bankruptcy Code. Capitalized terms used in the Plan and not otherwise defined shall have the meanings set forth in Article I.A of the Plan. Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor for the resolution of outstanding Claims and Interests pursuant to the Bankruptcy Code. Each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code. The classifications of Claims and Interests set forth in Article III of the Plan shall be deemed to apply separately with respect to each Plan proposed by each Debtor, as applicable. The Plan does not contemplate substantive consolidation of any of the Debtors. Reference is made to the Disclosure Statement for a discussion of the Debtors’ history, business, properties and operations, projections, risk factors, a summary and analysis of this Plan, and certain related matters.

ALL HOLDERS OF CLAIMS AND INTERESTS ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY, PARTICULARLY HOLDERS OF CLAIMS AND INTERESTS ENTITLED TO VOTE TO ACCEPT OR TO REJECT THE PLAN.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, GOVERNING LAW, AND OTHER REFERENCES

A.    Defined Terms

1.    “Ad Hoc Crossholder Group” means the ad hoc committee of Consenting Second Lien Noteholders and certain Consenting First Lien Noteholders represented by the Crossholder Notes Representatives.

2.    “Ad Hoc First Lien Group” means the ad hoc committee of certain Consenting First Lien Noteholders represented by the First Lien Notes Representatives.

3.    “Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses of preserving the Estates and operating the Debtors’ businesses incurred on or after the Petition Date until and including the Effective Date; and (b) Allowed Professional Fee Claims.

4.    “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

5.    “Agreed Percentage” means the percentage equal to (a) $5.0 million divided by (b) the Agreed Post-Reorganization Equity Value.

6.    “Agreed Post-Reorganization Equity Value” means $400,000,000.

7.    “Allowed” or “Allowing” means, with respect to any Claim or Interest in a Debtor, (a) any Claim to which the Debtors and the Holder of the Claim agree to the amount of the Claim or a court of competent jurisdiction has determined the amount of the Claim by Final Order, (b) any Claim or Interest that is compromised, settled, or otherwise resolved pursuant to the authority of the Debtors or Reorganized Debtors, as applicable, in a Final Order of the Bankruptcy Court, (c) any Claim that is listed in the Schedules, if any are Filed, as liquidated, non-contingent, and undisputed, or (d) any Claim or Interest expressly allowed hereunder; provided, however, that the Reorganized Debtors shall retain all claims and defenses with respect to Allowed Claims that are Reinstated or otherwise Unimpaired pursuant to the Plan; provided, further, that no Claim shall be “Allowed” if it is subject to disallowance in accordance with section 502(d) of the Bankruptcy Code.

8.    “Backstop Fee Shares” means that number of shares of New Common Stock equal to the product of (a) the Effective Date Issuance Amount, multiplied by (b) the product of (i) the difference between (x) 100% minus (y) the Agreed Percentage, multiplied by (ii) 4.25%, as set forth in the table in Article IV.B.1 of the Plan.

9.    “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

10.    “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or such other court having jurisdiction over the Chapter 11 Cases, including, to the extent of the withdrawal of the reference under 28 U.S.C. § 157, the United States District Court for the District of Delaware.

11.    “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Cases and the general, local, and chambers rules of the Bankruptcy Court, as now in effect or hereafter amended.

12.    “Business Day” means any day, other than a Saturday, Sunday, or a legal holiday, as defined in Bankruptcy Rule 9006(a).

13.    “Cash” or “$” means the legal tender of the United States of America or the equivalent thereof, including bank deposits, checks, and cash equivalents, as applicable.

14.    “Cash Collateral” has the meaning set forth in Section 363(a) of the Bankruptcy Code.

15.    “Causes of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, Liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any state or foreign law fraudulent transfer or similar claim.

16.    “Chapter 11 Cases” means the procedurally consolidated cases Filed or to be Filed (as applicable) by the Debtors in the Bankruptcy Court under chapter 11 of the Bankruptcy Code.

17.    “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors, whether or not assessed or Allowed.

18.    “Claims Register” means the official register of Claims against and Interests in the Debtors maintained by the Solicitation Agent.

19.    “Class” means a category of Holders of Claims or Interests under section 1122(a) of the Bankruptcy Code.

20.    “Confirmation” means entry of the Confirmation Order by the Bankruptcy Court on the docket of the Chapter 11 Cases.

21.    “Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

22.    “Confirmation Hearing” means the hearing held by the Bankruptcy Court pursuant to Bankruptcy Rule 3020(b)(2) and section 1128 of the Bankruptcy Code, including any adjournments thereof, at which the Bankruptcy Court will consider confirmation of the Plan and approval of the Disclosure Statement.

23.    “Confirmation Objection Deadline” means the deadline by which objections to confirmation of the Plan must be received by the Debtors.

24.     “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan under section 1129 of the Bankruptcy Code and approving the Disclosure Statement.

25.    “Consenting First Lien Noteholders” has the meaning ascribed to such term in the Restructuring Support Agreement.

26.    “Consenting Noteholders” has the meaning ascribed to such term in the Restructuring Support Agreement.

27.    “Consenting Second Lien Noteholders” has the meaning ascribed to such term in the Restructuring Support Agreement.

28.    “Consummation” means the occurrence of the Effective Date.

29.    “Crossholder Notes Representatives” means Wachtell, Lipton, Rosen & Katz, TRS Advisors LLC, and any local counsel to the Ad Hoc Crossholder Group.

30.    “Cure” means the payment of Cash, or the distribution of other property or other action (as the parties may agree or the Bankruptcy Court may order), as necessary to cure defaults under an Executory Contract or Unexpired Lease of the Debtors that the Debtors seek to assume under section 365(a) of the Bankruptcy Code.

31.    “Cure Claim” means a Claim (unless waived or modified by the applicable counterparty) based upon a Debtor’s defaults under an Executory Contract or an Unexpired Lease assumed by such Debtor under section 365 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

32.    “D&O Liability Insurance Policies” means all insurance policies (including any “tail policy”) maintained by the Debtors as of the Petition Date for liabilities against any of the Debtors’ current or former directors, managers, and officers, and all agreements, documents, or instruments relating thereto.

33.    “Debtor Intercompany Claim” means any Claim held by a Debtor against another Debtor.

34.    “Debtor Release” means the release given on behalf of the Debtors and their Estates to the Released Parties as set forth in Article VIII.E of the Plan.

35.    “Definitive Restructuring Documents” means (a) the Plan and the Plan Supplement (and all exhibits, ballots, solicitation procedures, and other documents and instruments related thereto); (b) the Confirmation Order; (c) the Disclosure Statement; (d) the order of the Bankruptcy Court approving the Disclosure Statement and the other Solicitation Materials (which may be the Confirmation Order); (e) the first day pleadings and all orders sought pursuant thereto; (f) the DIP Orders, the DIP Credit Agreement, and the other DIP Documents and related documentation; (g) the Exit ABL Credit Agreement; (h) the Exit Term Facility Agreement; (i) the Exit Secured Notes Indenture or the Replacement First Lien Financing Agreement, as applicable; (j) the Exit Intercreditor Agreements; (k) the New Pyxus Constituent Documents; and (l) the New Shareholders Agreement.

36.    “DIP Agent” means Cortland Capital Market Services LLC, in its capacity as administrative agent and collateral agent under the DIP Facility, or its successor thereunder.

37.    “DIP Credit Agreement” means that certain debtor-in-possession credit agreement consistent in all respects with the Restructuring Support Agreement, by and among Pyxus, as borrower, each of the guarantors named therein, the DIP Agent, and the DIP Lenders, as amended, restated, supplemented, or otherwise modified in accordance with its terms.

38.    “DIP Documents” means, collectively, the DIP Credit Agreement and any and all other agreements, documents, and instruments delivered or entered into in connection therewith, including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents (and any joinders thereto).

39.    “DIP Facility” means that certain $206.7 million delayed-draw term loan debtor-in-possession facility to be provided to the Debtors by the DIP Lenders in accordance with the terms, and subject in all respects to the conditions, set forth in the DIP Credit Agreement and the DIP Orders.

40.    “DIP Facility Claim” means any Claim arising under, derived from or based upon the DIP Documents or DIP Orders, including Claims for all principal amounts outstanding, interest, fees, expenses, costs, indemnification, and other charges arising under or related to the DIP Facility.

41.    “DIP Lenders” means, collectively, the banks, financial institutions, and other lenders party to the DIP Credit Agreement from time to time, each solely in their capacity as such.

42.    “DIP Loans” means the loans made under the DIP Facility.

43.    “DIP Orders” means, collectively, the Interim DIP Order and Final DIP Order.

44.    “Disclosure Statement” means the disclosure statement containing “adequate information” (as that term is defined in section 1125(a)(1) of the Bankruptcy Code) with respect to the Plan and the transactions contemplated thereby, and which is in form and substance reasonably satisfactory to (a) the Debtors, (b) the Required Consenting Noteholders, and (c) the Required Ad Hoc First Lien Consenting Noteholders.

45.    “Disputed” means, with respect to any Claim or Interest, (a) any Claim or Interest that is disputed under Article VII of the Plan or as to which the Debtors have interposed and not withdrawn an objection or request for estimation that has not been determined by a Final Order, (b) any Claim or Interest, proof of which was required to be Filed by order of the Bankruptcy Court but as to which a proof of Claim or Interest was not timely or properly Filed, (c) any Claim or Interest that is listed in the Schedules, if any are Filed, as unliquidated, contingent or disputed, and as to which no request for payment or Proof of Claim or Interest has been Filed, or (d) any Claim or Interest that is otherwise disputed by any of the Debtors or Reorganized Debtors in accordance with applicable law or contract, which dispute has not been withdrawn, resolved or overruled by a Final Order. To the extent the Debtors dispute only the amount of a Claim or Interest, such Claim or Interest shall be deemed Allowed in the amount the Debtors do not dispute, if any, and Disputed as to the balance of such Claim or Interest.

46.    “Distribution Agent” means, as applicable, the Reorganized Debtors or any Entity the Reorganized Debtors select to make or to facilitate distributions in accordance with the Plan.

47.    “Distribution Record Date” means the date for determining which Holders of Allowed Claims and Allowed Interests, other than with respect to holders of public Securities, are eligible to receive distributions pursuant to the Plan, which date shall be the Confirmation Date or such other date indicated in the Confirmation Order.

48.    “DTC” means The Depository Trust Company.

49.    “Effective Date” means the date that is the first Business Day after the Confirmation Date on which all conditions precedent to the occurrence of the Effective Date set forth in Article IX.A of the Plan have been satisfied or waived in accordance with Article IX.B of the Plan.

50.    “Effective Date Issuance Amount” means twenty-three (23) million shares of New Common Stock or such other amount as may be agreed by the Debtors and the Required Consenting Second Lien Noteholders.

51.    “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

52.    “Equityholder Opt-Out Form” means that certain form to be served, together with certain information relating to the Plan and instructions for accessing copies of the Plan and Disclosure Statement, on each Holder of an Existing Pyxus Interest, and to be completed and returned to the Debtors, in each case, consistent with the Scheduling Order, pursuant to which a Holder of an Existing Pyxus Interest may opt out of the voluntary releases contained in Article VIII.F of the Plan.

53.    “Estate” means the estate of any Debtor created under sections 301 and 541 of the Bankruptcy Code upon the commencement of the applicable Debtor’s Chapter 11 Case.

54.    “Exculpated Party” means, collectively, and in each case in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; and (c) each Related Party of each Entity in clauses (a) and (b); provided that non-Debtor Affiliates of the Debtors shall not be Exculpated Parties.

55.    “Executory Contract” means a contract or lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

56.    “Existing Equity Cash Pool” means $1,000,000.

57.    “Existing Equity Record Date” means June 12, 2020.

58.    “Existing Pyxus Interests” means the outstanding Interests in Pyxus.

59.    “Exit ABL Credit Agreement” means a credit agreement for a senior secured asset-based revolving or term loan credit facility, by and among Reorganized Pyxus,2 the other applicable subsidiaries of Reorganized Pyxus party thereto, and the lenders and agents party thereto (which lenders may be existing creditors, including the Consenting Noteholders), which shall become effective on the Effective Date and be consistent with the Restructuring Term Sheet and otherwise in form and substance reasonably satisfactory to (a) the Debtors, (b) the Required Consenting Second Lien Noteholders, and (c) the Required Consenting First Lien Noteholders, solely with respect to any term or provision of the Exit ABL Credit Agreement that materially and adversely affects the rights of the Consenting First Lien Noteholders (in their capacities as such).

60.    “Exit ABL Facility” means the credit facility provided for under the Exit ABL Credit Agreement.

61.    “Exit Facility Shares” means that number of shares of New Common Stock equal to the product of (a) the Effective Date Issuance Amount, multiplied by (b) the product of (i) the difference between (x) 100% minus (y) the Agreed Percentage, multiplied by (ii) 45.00%, as set forth in the table in Article IV.B.1 of the Plan.

[2]

In respect of the Exit ABL Credit Agreement, Exit ABL Facility, Exit Secured Notes, Exit Secured Notes Indenture, Exit Term Facility Agreement and the Exit Term Facility, all references in the Plan to “Reorganized Pyxus” shall be deemed a reference to Pyxus Holdings, Inc.

62.    “Exit Intercreditor Agreements” means one or more intercreditor agreements by and among the agents or indenture trustees under the Exit ABL Credit Agreement, the Exit Term Facility Agreement, and the Exit Secured Notes Indenture or Replacement First Lien Financing Agreement, as applicable, which shall become effective on the Effective Date and be in form and substance reasonably satisfactory to (a) the Debtors, (b) the Required Consenting Noteholders, and (c) the Required Ad Hoc First Lien Consenting Noteholders.

63.    “Exit Secured Notes” means the notes issued by Reorganized Pyxus under the Exit Secured Notes Indenture on the Effective Date to holders of First Lien Notes. The aggregate principal amount of Exit Secured Notes as of the Effective Date shall equal 102.1250% of the aggregate principal amount of First Lien Notes outstanding immediately prior to the Effective Date.

64.    “Exit Secured Notes Indenture” means an indenture by and among Reorganized Pyxus, as issuer, the guarantors named therein, and the trustee and collateral agent thereunder, providing for the issuance of the Exit Secured Notes, which indenture shall become effective on the Effective Date and be substantially consistent with the Exit Secured Notes Term Sheet and otherwise in form and substance reasonably satisfactory to (a) the Debtors, (b) the Required Consenting Noteholders, and (c) the Required Ad Hoc First Lien Consenting Noteholders.

65.    “Exit Secured Notes Term Sheet” means the term sheet attached to the Restructuring Support Agreement as Exhibit D, as such term sheet may be amended, modified, or supplemented from time to time only in accordance with the Restructuring Support Agreement.

66.    “Exit Term Facility Agreement” means a credit agreement for the Exit Term Facility, by and among Reorganized Pyxus, the administrative agent and collateral agent thereunder, the guarantors named therein, and the lenders and agents party thereto, which shall become effective on the Effective Date and be consistent with the terms and conditions set forth in the Exit Term Facility Term Sheet and otherwise in form and substance reasonably satisfactory to (a) the Debtors and (b) the Required Consenting Noteholders.

67.    “Exit Term Facility” means the credit facility provided for under the Exit Term Facility Agreement.

68.    “Exit Term Facility Term Sheet” means the term sheet attached as Exhibit E to the Restructuring Support Agreement, as such term sheet may be amended, modified, or supplemented from time to time only in accordance with the Restructuring Support Agreement.

69.    “Exit Term Loans” means the loans made under the Exit Term Facility. The aggregate principal amount of Exit Term Loans as of the Effective Date shall equal (x) the aggregate principal amount of DIP Loans outstanding immediately prior to the Effective Date, plus (y) the Total Exit Fee (as defined in the DIP Credit Agreement).

70.    “File,” “Filed,” or “Filing” means file, filed, or filing in the Chapter 11 Cases with the Bankruptcy Court or, with respect to the filing of a Proof of Claim or Proof of Interest, the Solicitation Agent.

71.    “Financing Commitment Parties” has the meaning ascribed to such term in the Restructuring Support Agreement.

72.    “Final DIP Order” means the Final Order entered by the Bankruptcy Court approving entrance into the DIP Facility and the use of Cash Collateral, and incorporating the terms and conditions set forth in, and approving entry into and performance under the DIP Credit Agreement, and otherwise in form and substance reasonably satisfactory to (a) the Debtors, (b) the Financing Commitment Parties, (c) the Required Consenting Noteholders, and (d) the Required Ad Hoc First Lien Consenting Noteholders.

73.    “Final Decree” means the decree contemplated under Bankruptcy Rule 3022.

74.    “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, modified, or amended, is not subject to any pending stay and as to which the time to appeal, move for reargument, reconsideration, or rehearing, or seek certiorari has expired and no appeal, motion for reargument, reconsideration, or rehearing or petition for certiorari has been timely taken or Filed, or as to which any appeal that has been taken, motion for reargument, reconsideration, or rehearing that has been granted or any petition for certiorari that has been or may be Filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, reconsideration, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice; provided, however, that the possibility that a motion under rule 60 of the Federal Rules of Civil Procedure or any comparable Bankruptcy Rule may be Filed relating to such order or judgment shall not cause such order or judgment to not be a Final Order.

75.    “First Lien Notes” means the $275,000,000 aggregate outstanding principal amount of 8.500% Senior Secured First Lien Notes due 2021 issued by Pyxus pursuant to the First Lien Notes Indenture.

76.    “First Lien Notes Claim” means any Claim against a Debtor arising under, derived from, or based on the First Lien Notes Indenture or any other agreement, instrument or document executed at any time in connection therewith.

77.    “First Lien Notes Indenture” means that certain Indenture, dated as of October 14, 2016, by and among Pyxus, the guarantors named therein and the First Lien Notes Indenture Trustee, as amended, restated, supplemented or otherwise modified from time to time.

78.    “First Lien Notes Indenture Trustee” means The Bank of New York Mellon Trust Company, N.A., and any successor thereto, as trustee under the First Lien Notes Indenture.

79.    “First Lien Notes Representatives” means Stroock & Stroock & Lavan LLP, Pachulski, Stang, Ziehl & Jones LLP, as local counsel to the Ad Hoc First Lien Group, and Perella Weinberg Partners L.P.

80.    “Foreign Credit Line” means any working capital line of credit or working capital loan facility under which a non-U.S. subsidiary or Affiliate of Pyxus is a borrower.

81.    “Foreign Credit Line Claim” means any claim arising under, derived from, or based on any Debtor’s obligations under their Foreign Credit Lines.

82.    “General Unsecured Claim” means any Claim that is not secured, an Administrative Claim (including, for the avoidance of doubt, a Professional Fee Claim), a DIP Facility Claim, an Other Secured Claim, a Priority Tax Claim, an Other Priority Claim, a First Lien Notes Claim, a Second Lien Notes Claim, a Debtor Intercompany Claim, a Non-Debtor Intercompany Claim, a Foreign Credit Line Claim, or a Claim arising under section 510(b) of the Bankruptcy Code.

83.    “Governing Body” means the board of directors, board of managers, manager, general partner, investment committee, special committee, or such similar governing body of an Entity.

84.    “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

85.    “Holder” means an Entity holding a Claim or an Interest, or, if applicable, the New Common Stock, as applicable.

86.    “Impaired” means, with respect to any Class of Claims or Interests, a Claim or an Interest that is not Unimpaired.

87.    “Indemnification Provisions” means each of the Debtors’ indemnification provisions in place immediately prior to the Effective Date contained in the Debtors’ bylaws, certificates of incorporation, other formation documents, board resolutions, or contracts for the current and former directors, officers, managers, and employees.

88.    “Initial Commitment Parties” has the meaning ascribed to such term in the Restructuring Support Agreement.

89.    “Intercompany Interest” means an Interest held by a Debtor in another Debtor.

90.    “Interest” means any common stock, limited liability company interest, equity security (as defined in section 101(16) of the Bankruptcy Code), equity, ownership, profit interests, unit, or share in a Debtor, including all issued, unissued, authorized, or outstanding shares of capital stock of the Debtors and any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable Securities or other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor.

91.    “Interim DIP Order” means the interim order entered by the Bankruptcy Court approving entrance into the DIP Facility and the use of Cash Collateral, and incorporating the terms and conditions set forth in, and approving entry into and performance under, the DIP Credit

Agreement, and otherwise in form and substance reasonably satisfactory to (a) the Debtors, (b) the Financing Commitment Parties, (c) the Required Consenting Noteholders, and (d) the Required Ad Hoc First Lien Consenting Noteholders.

92.    “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

93.    “New Common Stock” means the shares of common stock, limited liability company membership units, or functional equivalent thereof of Reorganized Pyxus authorized for issuance pursuant to the New Pyxus Constituent Documents subject to the terms and conditions set forth herein and in the New Shareholders Agreement.

94.    “New MIP” means the post-Effective Date management incentive plan that shall be implemented with respect to Reorganized Pyxus (and/or its subsidiaries) on or after the Effective Date, pursuant to which 8.00% of New Common Stock (on a fully diluted basis) shall be reserved for grant to management, key employees, and directors of the Reorganized Debtors; provided, that all individual grants under the New MIP will be determined by the Reorganized Pyxus Board.

95.    “New Pyxus Constituent Documents” means the certificate of incorporation and the bylaws, or operating or other applicable agreement, of Reorganized Pyxus, each of which shall be consistent with the Restructuring Term Sheet and otherwise in form and substance reasonably satisfactory to (a) the Debtors, (b) the Required Consenting Second Lien Noteholders, and (c) the Required Consenting First Lien Noteholders, solely with respect to any term or provision of the New Pyxus Constituent Documents that materially affects the rights of the Consenting First Lien Noteholders (in their capacities as such).

96.    “New Shareholders Agreement” means the shareholders agreement or operating or other applicable agreement , including all annexes, exhibits, and schedules thereto, that will govern certain matters related to the governance of Reorganized Pyxus and the New Common Stock, which agreement shall become effective on the Effective Date and be consistent with the terms and conditions set forth in the Restructuring Term Sheet and otherwise in form and substance reasonably satisfactory to (a) the Debtors and (b) the Required Consenting Second Lien Noteholders.

97.    “Non-Debtor Intercompany Claim” means any Claim against a Debtor held by a non-Debtor Affiliate of the Debtors.

98.    “Noteholder Approval Rights” means, collectively, the approval, consent, and consultation rights set forth in the Restructuring Support Agreement, or, if applicable, in a Definitive Restructuring Document, excluding any approval, consent, or consultation right of any Debtor under the Restructuring Support Agreement or a Definitive Restructuring Document.

99.    “Ordinary Course Professionals Order” means an order of the Bankruptcy Court, if any, approving a motion to employ ordinary course professionals in the Chapter 11 Cases.

100.    “Other Priority Claim” means any Claim other than an Administrative Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

101.    “Other Secured Claim” means any Secured Claim other than a DIP Facility Claim, a First Lien Notes Claim, or a Second Lien Notes Claim.

102.    “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

103.    “Petition Date” means the date on which each of the Debtors commence the Chapter 11 Cases.

104.    “Plan Supplement” means the compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan to be Filed by the Debtors (as may be amended, supplemented, altered, or modified from time to time on the terms set forth herein), and which includes: (a) the New Shareholders Agreement; (b) the New Pyxus Constituent Documents; (c) the identity of the members of the Reorganized Pyxus Board and the officers of Reorganized Pyxus; (d) the Rejected Executory Contract and Unexpired Lease List, if any; (e) the Exit Term Facility Agreement; (f) the Exit ABL Credit Agreement; (g) the Exit Secured Notes Indenture or, if applicable, the Replacement First Lien Financing Agreement; and (h) any other necessary documentation related to the Restructuring Transactions.

105.    “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

106.    “Professional” means an Entity retained in the Chapter 11 Cases pursuant to a Final Order in accordance with sections 327, 363, and 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Effective Date pursuant to sections 327, 328, 329, 330, 331, or 363 of the Bankruptcy Code.

107.    “Professional Fee Claims” means all Claims for accrued, contingent, and/or unpaid fees and expenses (including transaction and success fees) incurred by a Professional in the Chapter 11 Cases on or after the Petition Date and through and including the Confirmation Date that the Bankruptcy Court has not denied by Final Order. To the extent that the Bankruptcy Court or any higher court of competent jurisdiction denies or reduces by a Final Order any amount of a Professional’s fees or expenses, then those reduced or denied amounts shall no longer constitute Professional Fee Claims.

108.    “Professional Fee Escrow Account” means an interest-bearing account funded by the Debtors with Cash on or before the Effective Date in an amount equal to the Professional Fee Escrow Amount, provided, however, that the Cash funds in the Professional Fee Escrow Account shall be increased from Cash on hand at the Reorganized Debtors to the extent applications are Filed after the Effective Date in excess of the amount of Cash funded into the Professional Fee Escrow Account as of the Effective Date.

109.    “Professional Fee Escrow Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses Professionals estimate they have incurred or will incur in rendering services to the Debtors prior to and as of the Confirmation Date, which estimates Professionals shall deliver to the Debtors as set forth in Article II.C.3 of this Plan.

110.    “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

111.    “Proof of Interest” means a proof of Interest Filed against any of the Debtors in the Chapter 11 Cases.

112.     “Pyxus” means Pyxus International, Inc.

113.    “Pyxus Common Stock” means all issued and outstanding shares of common stock of Pyxus.

114.    “Qualifying Holder of Pyxus Common Stock” means each Holder of Pyxus Common Stock as of the Existing Equity Record Date that does not (a) submit an Equityholder Opt-Out Form prior to the deadline for doing so or (b) oppose, object to, or seek to impede or delay Confirmation.

115.    “Reinstate,” “Reinstated,” or “Reinstatement” means with respect to Claims and Interests, that the Claim or Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

116.    “Rejected Executory Contract and Unexpired Lease List” means the list, as determined by the Debtors and reasonably satisfactory to the Required Consenting Second Lien Noteholders, of Executory Contracts and Unexpired Leases that will be rejected by the Reorganized Debtors pursuant to the Plan, which list, as may be amended from time to time, with the consent of the Debtors and the Required Consenting Second Lien Noteholders, shall be included in the Plan Supplement.

117.    “Related Party” means, with respect to any Person or Entity, such Person’s or Entity’s predecessors, successors, and assigns, subsidiaries, Affiliates, current and former officers, directors, managers, equityholders, managed accounts or funds, limited partners, general partners, principals, members, management companies, fund advisors or managers, affiliated investment funds or vehicles, employees, agents, trustees, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, and any such Person’s or Entity’s respective heirs, executors, estates, and nominees, each solely in their capacity as such.

118.    “Released Party” means collectively, and in each case in its capacity as such: (a) each of the Debtors; (b) the Reorganized Debtors; (c) the DIP Agent; (d) each of the DIP Lenders; (e) each Holder of a First Lien Notes Claim who votes in favor of the Plan; (f) the First Lien Notes Indenture Trustee; (g) each Holder of a Second Lien Notes Claim who votes in favor of the Plan; (h) the Second Lien Notes Indenture Trustee; (i) the agents or indenture trustees under the Exit Secured Notes, Exit ABL Facility, and Exit Term Facility; (j) each lender or holder under the Exit Secured Notes, Exit ABL Facility, and Exit Term Facility; (k) the Initial Commitment Parties; (l) each current and former Affiliate of each Entity in clause (a) through (k); and (m) each Related Party of each Entity in clause (a) through (l); provided, however, that in each case, an Entity shall not be a Released Party if it (A) timely provides, either formally or informally in writing, an objection to the releases contained in Article VIII.E of the Plan that is not resolved before Confirmation of the Plan or (B) elects to opt out of the releases contained in Article VIII.F of the Plan.

119.    “Releasing Parties” means collectively and in each case in their capacity as such: (a) the Released Parties identified in subsection (a)–(l) and those Released Parties identified in subsection (m) of the definition of “Released Party” on behalf of whom the parties identified in subsections (a)–(l) of the definition of “Released Party” have the authority, including under any agreement or applicable non-bankruptcy law, to grant the Third-Party Release set forth in Article VIII.F; (b) the Holders of all Claims and Interests who vote to accept the Plan; (c) the Holders of all Claims or Interests that are Unimpaired under the Plan that have not formally or informally objected in writing to the Plan or to being included as a “Releasing Party”; (d) the Holders of all Claims or Interests whose vote to accept or reject the Plan is solicited but who do not vote either to accept or to reject the Plan and do not opt out of granting the releases set forth herein; (e) the Holders of all Claims or Interests who vote to reject the Plan but do not opt out of granting the releases set forth herein; (f) the Holders of all Claims or Interests (other than Holders of Existing Pyxus Interests) who are deemed to reject the Plan and who do not (A) timely provide, either formally or informally in writing, an objection to the releases contained in Article VIII.F of the Plan or (B) elect to opt out of the releases contained in Article VIII.F of the Plan; (g) the Holders of all Claims and Interests (other than Holders of Existing Pyxus Interests) who were given notice of the opportunity to opt out of granting the releases set forth herein but did not opt out; (h) the Holders of Existing Pyxus Interests who do not duly and timely submit an Equityholder Opt-Out Form opting out of the releases contained in Article VIII.F of the Plan; and (i) each Related Party of each Entity in clause (b) through clause (h).

120.    “Reorganized Debtor” means a Debtor, or any successor or assign thereto, by merger, consolidation, reorganization, or otherwise, in the form of a corporation, limited liability company, partnership, or other form, as the case may be, on and after the Effective Date, including Reorganized Pyxus.

121.    “Reorganized Pyxus” means collectively, Pyxus as reorganized pursuant to the Restructuring Transactions, including any new holding company created prior to the Effective Date that may be the ultimate parent of Reorganized Pyxus, and any successor(s) thereto.

122.    “Reorganized Pyxus Board” means the board of directors (or other applicable Governing Body) of Reorganized Pyxus determined in accordance with the New Shareholders Agreement.

123.    “Replacement First Lien Financing” means a financing facility or notes (a) in an aggregate principal amount sufficient to refinance the First Lien Notes in full (but not in part) in Cash, including the payment of the redemption premium and accrued and unpaid interest at the non-default rate to, but not including, the Effective Date, (b) having economic terms that are more favorable to the Reorganized Debtors in the aggregate (and no less favorable in any material respect) than the economic terms of the Exit Secured Notes, and (c) having non-economic terms and conditions that are as or more favorable to the Reorganized Debtors in all material respects than the Exit Secured Notes.

124.    “Replacement First Lien Financing Agreement” means an agreement evidencing the Replacement First Lien Financing (if any), which shall become effective on the Effective Date and otherwise be in form and substance reasonably satisfactory to (a) the Debtors and (b) the Required Consenting Second Lien Noteholders.

125.    “Required Ad Hoc First Lien Consenting Noteholders” has the meaning ascribed to such term in the Restructuring Support Agreement, provided, that any consent rights in the Plan shall only be effective and enforceable until (a) the Minimum Threshold Condition (as defined in the Restructuring Support Agreement) ceases to be satisfied at any time or (b) Pyxus obtains and accepts binding commitments for the Replacement First Lien Financing at any time on or prior to the 60th day after the Petition Date (or, if earlier, the Confirmation Date), and upon the occurrence of either such event such rights shall be null and void, and from and after such time this Plan shall be deemed automatically amended to remove all such rights, provided, that if such binding commitments for the Replacement First Lien Financing are terminated, such consent rights shall be reinstated and thereafter be effective and enforceable; provided, further, that that nothing in this definition shall be construed as amending, waiving, supplementing, or otherwise modifying the Debtors’ obligations to pay the First Lien Notes Representatives to the extent provided in Section 8(f) of the Restructuring Support Agreement.

126.    “Required Consenting First Lien Noteholders” has the meaning ascribed to such term in the Restructuring Support Agreement.

127.    “Required Consenting Second Lien Noteholders” has the meaning ascribed to such term in the Restructuring Support Agreement.

128.    “Required Consenting Noteholders” means, collectively, the Required Consenting First Lien Noteholders and the Required Consenting Second Lien Noteholders.

129.    “Restructuring Support Agreement” means that certain Restructuring Support Agreement (and all of the schedules, documents, and exhibits contained therein) entered into on June 14, 2020 by and among the Debtors, the Consenting Noteholders, and any subsequent Entity that becomes a party thereto pursuant to the terms thereof.

130.    “Restructuring Term Sheet” means the term sheet attached to the Restructuring Support Agreement as Exhibit B, as such term sheet may be amended, modified, or supplemented from time to time only in accordance with the Restructuring Support Agreement.

131.    “Restructuring Transactions” means the transactions described in Article IV.A of the Plan.

132.    “Schedules” means any schedules of assets and liabilities, statements of financial affairs, lists of holders of Claims or Interests and all amendments or supplements thereto Filed by the Debtors with the Bankruptcy Court to the extent such Filing is not waived pursuant to an order of the Bankruptcy Court.

133.    “Scheduling Order” means the order entered by the Bankruptcy Court approving the Debtors’ proposed schedule for, among other things, (a) a combined Confirmation Hearing to consider Confirmation of the Plan and approval of the Disclosure Statement and (b) the objection deadlines related thereto.

134.    “SEC” means the United States Securities and Exchange Commission.

135.    “Secured Claim” means a Claim: (a) secured by a valid, perfected, and enforceable Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

136.    “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a–77aa, or any similar federal, state, or local law, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

137.    “Security” has the meaning set forth in section 2(a)(1) of the Securities Act.

138.    “Second Lien Notes” means the $635,686,000 aggregate outstanding principal amount of 9.875% Senior Secured Second Lien Notes due 2021 issued by Pyxus pursuant to the Second Lien Notes Indenture.

139.    “Second Lien Notes Cash Option” means the “cash” option described in subsection (c) of the treatment section for Class 4 – Second Lien Notes Claims.

140.    “Second Lien Notes Claim” means any Claim against the Debtors arising under, derived from, or based upon the Second Lien Notes Indenture.

141.    “Second Lien Notes Common Stock Pool” means that number of shares of New Common Stock equal to the product of (a) the Effective Date Issuance Amount, multiplied by (b) the product of (i) the difference between (x) 100% minus (y) the Agreed Percentage, multiplied by (ii) 50.75%, as set forth in Article IV.B.1 of the Plan.

142.    “Second Lien Notes Indenture” means that certain Indenture, dated as of August 1, 2013 by and among Pyxus, the guarantors named therein and the Second Lien Notes Indenture Trustee.

143.    “Second Lien Notes Indenture Trustee” means Wilmington Trust, National Association, as successor trustee and successor collateral trustee under the Second Lien Notes Indenture.

144.    “Second Lien Notes RSA Fee Shares” means the number of shares of New Common Stock equal to the product of (a) the Agreed Percentage multiplied by (b) the Effective Date Issuance Amount, as set forth in the table in Article IV.B.1 of the Plan.

145.    “Second Lien Notes Stock Election Form” means that certain form to be served, together with certain information relating to the Plan and instructions for accessing copies of the Plan and Disclosure Statement, on each Holder of a Second Lien Notes Claim, and to be completed and returned to the Debtors, in each case, consistent with the Scheduling Order, pursuant to which a Holder of a Second Lien Notes Claim may elect to exercise the Second Lien Notes Stock Option.

146.    “Second Lien Notes Stock Option” means the “stock” option described in subsection (c) of the treatment section for Class 4 – Second Lien Notes Claims.

147.    “Solicitation Agent” means Prime Clerk, LLC, the notice, claims, and solicitation agent retained by the Debtors for the Chapter 11 Cases.

148.    “Solicitation Materials” means all solicitation materials with respect to the Plan, including the Disclosure Statement and related ballots.

149.    “Supplemental Disclosure Statement” means the Supplemental Disclosure Statement filed on July 13, 2020 [Docket No. 160].

150.    “Third-Party Release” means the release given by each of the Releasing Parties to the Released Parties as set forth in Article VIII.F of the Plan.

151.    “Trustee Restructuring Expenses” means the reasonable, undisputed, and documented fees and expenses of (a) the First Lien Notes Indenture Trustee and (b) the Second Lien Notes Indenture Trustee, and in each case, the reasonable fees and expenses of its professionals, limited to one primary counsel and one local counsel for each, and only to the extent such fees and expenses are due and payable pursuant to the First Lien Notes Indenture or Second Lien Notes Indenture, as applicable.

152.    “Unexpired Lease” means a lease of nonresidential real property to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

153.    “Unimpaired” means a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

154.    “U.S. Trustee” means the Office of the United States Trustee for the District of Delaware.

B.    Rules of Interpretation

For purposes of the Plan, except as otherwise provided in this Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference in the Plan to an existing document, schedule, term sheet or exhibit, shall mean such document, schedule, term sheet, or exhibit, as it may have been or may be amended, modified, or supplemented; (3) unless otherwise specified, all references in the Plan to “Articles” and “Sections” are references to Articles and Sections, respectively, hereof or hereto; (4) the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to any particular portion of the Plan; (5) any effectuating provisions may be interpreted by the Debtors or the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; (6) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (7) unless otherwise specified in the Plan, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (8) any term used in capitalized form in the Plan that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable; (9) references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (10) references to “Proofs of Claim,” “Holders of Claims,” “Disputed Claims,” and the like shall include “Proofs of Interest,” “Holders of Interests,” “Disputed Interests,” and the like as applicable; (11) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; (12) the terms “include” and “including,” and variations thereof, shall have the meaning set forth in section 102 of the Bankruptcy Code; and (13) except as otherwise provided in the Plan, any reference to the Effective Date shall mean the Effective Date or as soon as reasonably practicable thereafter.

C.    Computation of Time

Unless otherwise specifically stated in the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed in the Plan. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next Business Day.

D.    Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, however, that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, shall be governed by the laws of the state of incorporation or formation of the relevant Debtor or Reorganized Debtor, as applicable.

E.    Reference to Monetary Figures

All references in the Plan to monetary figures refer to currency of the United States of America, unless otherwise expressly provided herein.

F.    Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G.    Restructuring Support Agreement Party Consent Rights and Controlling Documents

Notwithstanding anything herein to the contrary, any and all consent rights of the parties to the Restructuring Support Agreement as set forth in the Restructuring Support Agreement with respect to the form and substance of this Plan, any Definitive Restructuring Document, all exhibits to the Plan, and the Plan Supplement, including any amendments, restatements, supplements, or other modifications to such agreements and documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Article I.A hereof) and be fully enforceable as if stated in full herein.

In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of any inconsistency between the Plan or Plan Supplement, on the one hand, and the Confirmation Order on the other hand, the Confirmation Order shall control.

ARTICLE II.

ADMINISTRATIVE AND PRIORITY CLAIMS

The Plan constitutes a joint plan of reorganization for all of the Debtors. All Claims and Interests, except DIP Facility Claims, Administrative Claims, Professional Fee Claims, and Priority Tax Claims, are placed in the Classes set forth in Article III below. In accordance with section 1123(a)(1) of the Bankruptcy Code, DIP Facility Claims, Administrative Claims, Professional Fee Claims, and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims set forth in Article III of the Plan.

A.    DIP Facility Claims

All DIP Facility Claims shall be deemed Allowed as of the Effective Date in an amount equal to (1) the principal amount outstanding under the DIP Facility on such date, (2) all interest accrued and unpaid thereon to the date of payment, (3) all accrued and unpaid fees, expenses, and non-contingent indemnification obligations payable under the DIP Documents and the DIP Orders, and (4) all other Obligations (as defined in the DIP Credit Agreement).

In full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed DIP Facility Claim, each Holder of an Allowed DIP Facility Claim (or, in the case of clause (b)(ii) below, its designee) shall receive, on the Effective Date:

(a) payment in full in Cash of (i) all accrued and unpaid interest on all outstanding DIP Loans as of the Effective Date and (ii) all fees (other than the Total Exit Fee (as defined in the DIP Credit Agreement)) and expenses payable pursuant to the DIP Documents as of the Effective Date; and

(b) such Holder’s pro rata share of (i) the Exit Term Loans and (ii) the Exit Facility Shares.

B.    Administrative Claims

Pursuant to section 1129(a)(9) of the Bankruptcy Code, unless otherwise agreed to by the Holders of an Allowed Administrative Claim and the Debtors, or the Reorganized Debtors, or as otherwise set forth in an order of the Bankruptcy Court (including pursuant to the procedures specified therein), as applicable, each Holder of an Allowed Administrative Claim (other than Holders of Professional Fee Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative

Claim in accordance with the following: (1) if an Administrative Claim is Allowed as of the Effective Date (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, no later than sixty (60) days after the date on which an order Allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date, in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the Holders of such Allowed Administrative Claim; or (4) at such time and upon such terms as set forth in a Final Order of the Bankruptcy Court.

C.    Professional Fee Claims

1.    Professional Fee Escrow Account

As soon as reasonably practicable after the Confirmation Date, and no later than one (1) Business Day prior to the Effective Date, the Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Escrow Amount. The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals and for no other Entities until all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders of the Bankruptcy Court. No Liens, claims, or interests shall encumber the Professional Fee Escrow Account or Cash held in the Professional Fee Escrow Account in any way. Such funds shall not be considered property of the Estates, the Debtors, or the Reorganized Debtors.

The amount of Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals from the funds held in the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed by a Final Order of the Bankruptcy Court; provided, however, that obligations with respect to Allowed Professional Fee Claims shall not be limited nor be deemed limited to funds held in the Professional Fee Escrow Account. When all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders of the Bankruptcy Court, any remaining funds held in the Professional Fee Escrow Account shall promptly be paid to the Reorganized Debtors without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

2.    Final Fee Applications and Payment of Professional Fee Claims

All final requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be Filed no later than thirty (30) days after the Effective Date; provided, however, that any Professional who is subject to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Confirmation Date, without further Bankruptcy Court order, pursuant to the Ordinary Course Professionals Order. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Code, Bankruptcy Rules, and prior Bankruptcy Court orders. The amount of the Allowed Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals, including from funds held in the Professional Fee Escrow Account when such Professional Fee Claims are Allowed by entry of an order of the Bankruptcy Court.

3.    Professional Fee Escrow Amount

The Professionals shall provide a reasonable and good-faith estimate of their fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date projected to be outstanding as of the Effective Date, and shall deliver such estimate to the Debtors no later than five (5) days before the anticipated Effective Date; provided, however, that such estimate shall not be considered an admission or limitation with respect to the fees and expenses of such Professional and such Professionals are not bound to any extent by the estimates. If a Professional does not provide an estimate, the Debtors may estimate a reasonable amount of unbilled fees and expenses of such Professional, taking into account any prior payments; provided, however, that such estimate shall not be binding or considered an admission with respect to the fees and expenses of such Professional. The total aggregate amount so estimated as of the Effective Date shall be utilized by the Debtors to determine the amount to be funded to the Professional Fee Escrow Account, provided that the Reorganized Debtors shall use Cash on hand to increase the amount of the Professional Fee Escrow Account to the extent fee applications are Filed after the Effective Date in excess of the amount held in the Professional Fee Escrow Account based on such estimates.

4.    Post-Confirmation Date Fees and Expenses.

From and after the Confirmation Date, the Debtors or Reorganized Debtors, as applicable, shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Debtors or the Reorganized Debtors, as applicable. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

The Debtors and Reorganized Debtors, as applicable, shall pay, within ten (10) Business Days after submission of a detailed invoice to the Debtors or Reorganized Debtors, as applicable, such reasonable claims for compensation or reimbursement of expenses incurred by the retained Professionals of the Debtors or the Reorganized Debtors, as applicable. If the Debtors or Reorganized Debtors, as applicable, dispute the reasonableness of any such invoice, the Debtors or Reorganized Debtors, as applicable, or the affected professional may submit such dispute to the Bankruptcy Court for a determination of the reasonableness of any such invoice, and the disputed portion of such invoice shall not be paid until the dispute is resolved.

D.    Priority Tax Claims

Pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, unless otherwise agreed by the Holder of an Allowed Priority Tax Claim and the applicable Debtor or Reorganized Debtor, each Holder of an Allowed Priority Tax Claim will receive, at the option of the applicable Debtor or

Reorganized Debtor, in full satisfaction of its Allowed Priority Tax Claim that is due and payable on or before the Effective Date, either (1) Cash equal to the amount of such Allowed Priority Tax Claim on (a) the date such Allowed Priority Tax Claim is due and payable in the ordinary course or (b) the later of (i) the Effective Date (or as soon thereafter as reasonably practicable) and (ii) the date on which such Priority Tax Claim becomes an Allowed Priority Tax Claim, or (2) otherwise treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

E.    Statutory Fees

Notwithstanding anything herein to the contrary, on the Effective Date, the Debtors shall pay, in full, in Cash, any fees due and owing to the U.S. Trustee at the time of Confirmation pursuant to 28 U.S.C. § 1930(a)(6). The Debtors or Reorganized Debtors, as applicable, shall remain obligated to pay quarterly fees, including any interest thereon, if applicable, to the U.S. Trustee until the earliest of the Chapter 11 Cases being closed, dismissed or converted to a case under chapter 7 of the Bankruptcy Code.

ARTICLE III.

CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS

A.    Classification of Claims and Interests

This Plan constitutes a separate Plan proposed by each Debtor. Except for the Claims addressed in Article II of the Plan, all Claims and Interests are classified in the Classes set forth below in accordance with section 1122 of the Bankruptcy Code. A Claim or an Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

The following chart represents the classification of Claims and Interests for each Debtor pursuant to the Plan:

Class	Claim or Interest	Status	Voting Rights
1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
3	First Lien Notes Claims	Impaired	Entitled to Vote
4	Second Lien Notes Claims	Impaired	Entitled to Vote
5	Foreign Credit Line Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

Class	Claim or Interest	Status	Voting Rights
6	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
7	Debtor Intercompany Claims	Unimpaired / Impaired	Not Entitled to Vote (Presumed to Accept or Deemed to Reject)
8	Non-Debtor Intercompany Claims	Unimpaired / Impaired	Not Entitled to Vote (Presumed to Accept or Deemed to Reject)
9	Intercompany Interests	Unimpaired / Impaired	Not Entitled to Vote (Presumed to Accept or Deemed to Reject)
10	Existing Pyxus Interests	Impaired	Not Entitled to Vote (Deemed to Reject)

B.    Treatment of Classes of Claims and Interests

To the extent a Class contains Allowed Claims or Allowed Interests with respect to any Debtor, the classification of Allowed Claims and Allowed Interests is specified below.

1.    Class 1 — Other Secured Claims

(a)	Classification: Class 1 consists of any Other Secured Claims.

(b)

Treatment: Except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Other Secured Claim, each such Holder shall receive, at the option of the applicable Debtor(s), either:

(i)

payment in full in Cash of the due and unpaid portion of its Other Secured Claim on the later of (x) the Effective Date (or as soon thereafter as reasonably practicable) and (y) as soon as reasonably practicable after the date such Claim becomes due and payable;

(ii)	delivery of collateral securing any such Claim and payment of any interest required under section 506(b) of the Bankruptcy Code;

(iii)	Reinstatement of such Allowed Other Secured Claim; or

(iv)	such other treatment rendering its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)

Voting: Class 1 is Unimpaired under the Plan. Holders of Allowed Other Secured Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed Other Secured Claims are not entitled to vote to accept or reject the Plan.

2.    Class 2 — Other Priority Claims

(a)	Classification: Class 2 consists of any Other Priority Claims.

(b)

Treatment: Except to the extent that a Holder of an Allowed Other Priority Claim agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Other Priority Claim, each such Holder shall receive, at the option of the applicable Debtor(s), either:

(i)

payment in full in Cash of the due and unpaid portion of its Other Priority Claim on the later of (x) the Effective Date (or as soon thereafter as reasonably practicable) and (y) as soon as reasonably practicable after the date such Claim becomes due and payable; or

(ii)	such other treatment rendering its Allowed Other Priority Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)

Voting: Class 2 is Unimpaired under the Plan. Holders of Allowed Other Priority Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed Other Priority Claims are not entitled to vote to accept or reject the Plan.

3.    Class 3 — First Lien Notes Claims

(a)	Classification: Class 3 consists of any First Lien Notes Claims against any Debtor.

(b)

Allowance: On the Effective Date, First Lien Notes Claims shall be Allowed in their entirety for all purposes of the Plan in the aggregate principal amount of $275,000,000, plus any accrued but unpaid interest to, but excluding, the Effective Date, and fees, premiums, and other expenses arising under or in connection with the First Lien Notes Indenture as of the Effective Date.

(c)

Treatment: Except to the extent that a Holder of an Allowed First Lien Notes Claim agrees to less favorable treatment, on the Effective Date, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed First Lien Notes Claim, each Holder of an Allowed First Lien Notes Claim shall receive either:

(i)

(x) payment in full in Cash of all accrued and unpaid interest on such Holder’s First Lien Notes at the non-default rate to, but excluding, the Effective Date, and (y) such Holder’s pro rata share of the Exit

Secured Notes (determined based upon the aggregate principal amount of such Holder’s First Lien Notes as a percentage of all First Lien Notes outstanding as of the date of distribution to Holders of Allowed First Lien Notes Claims); or

(ii)

if Pyxus obtains and accepts a binding commitment for Replacement First Lien Financing on or prior to such day that is sixty (60) days after the Petition Date (and, in any event, prior to the Confirmation Date) and consummates the Replacement First Lien Financing on the Effective Date, its pro rata share of $280.8 million plus all accrued and unpaid interest due and payable on such Holder’s First Lien Notes at the non-default rate to, but excluding, the Effective Date (to the extent not paid during the Chapter 11 Cases), payable in Cash with the proceeds of the Replacement First Lien Financing.

(d)	Voting: Class 3 is Impaired under the Plan. Holders of Allowed First Lien Notes Claims are entitled to vote to accept or reject the Plan.

4.    Class 4 — Second Lien Notes Claims

(a)	Classification: Class 4 consists of any Second Lien Notes Claims against any Debtor.

(b)

Allowance: On the Effective Date, Second Lien Notes Claims shall be Allowed in their entirety for all purposes of the Plan in the aggregate principal amount of $635,686,000, plus any accrued but unpaid interest, fees, and other expenses arising under or in connection with the Second Lien Notes Indenture.

(c)

Treatment: Except to the extent that a Holder of an Allowed Second Lien Notes Claim agrees to less favorable treatment, on the Effective Date, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Second Lien Notes Claim, each Holder of an Allowed Second Lien Notes Claim shall receive, at such Holder’s election, either:

(i)	such Holder’s Pro Rata Share of the Second Lien Notes Common Stock Pool; or

(ii)	Cash equal to 2.00% of the principal amount of all Second Lien Notes beneficially owned by such Holder as of the date of distribution to Holders of Allowed Second Lien Notes Claims.

A Holder of an Allowed Second Lien Notes Claim has the right to elect to participate in either the Second Lien Notes Cash Option or the Second Lien Notes Stock Option. Such election must be made as to the entirety of the Second Lien Notes Claims beneficially owned by such Holder.

A Holder of an Allowed Second Lien Notes Claim that elects to participate in the Second Lien Notes Stock Option must duly and timely complete and submit its Second Lien Notes Stock Election Form in accordance with the instructions set forth therein. A Holder of an Allowed Second Lien Notes Claim that elects to participate in the Second Lien Notes Cash Option does not need to complete or submit a Second Lien Notes Stock Election Form. For the avoidance of doubt, a Holder of an Allowed Second Lien Notes Claim that does not duly and timely submit a Second Lien Notes Stock Election Form in accordance with the instructions set forth therein will be deemed to have elected the Second Lien Notes Cash Option.

The Restructuring Support Agreement requires all Consenting Second Lien Noteholders to elect the Second Lien Notes Stock Option, and such Persons must take all necessary actions to effectuate such election.

Any Holder that duly and timely elects the Second Lien Notes Stock Option shall be deemed to have signed and be a party to the New Shareholders Agreement.

“Pro Rata Share” means, with respect to any Holder of an Allowed Second Lien Notes Claim, the percentage equal to (x) the aggregate principal amount of Second Lien Notes beneficially owned by such Holder as of the date of distribution to Holders of Allowed Second Lien Notes Claims, divided by (y) $635,686,000.

(d)	Voting: Class 4 is Impaired under the Plan. Holders of Allowed Second Lien Notes Claims are entitled to vote to accept or reject the Plan.

5.    Class 5 — Foreign Credit Line Claims

(a)	Classification: Class 5 consists of any Foreign Credit Line Claims against any Debtor.

(b)

Treatment: Except to the extent that a Holder of an Allowed Foreign Credit Line Claim agrees to less favorable treatment, on the Effective Date, in exchange for each Allowed Foreign Credit Line Claim, each Holder of an Allowed Foreign Credit Line Claim shall be Reinstated and paid in the ordinary course of business in accordance with the terms and conditions of the particular transaction or agreement giving rise to such Allowed Foreign Credit Line Claim.

(c)

Voting: Class 5 is Unimpaired and Holders of Allowed Foreign Credit Line Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Allowed Foreign Credit Line Claims are not entitled to vote to accept or reject the Plan.

6.    Class 6 — General Unsecured Claims

(a)	Classification: Class 6 consists of any General Unsecured Claims against any Debtor.

(b)

Treatment: Except to the extent that a Holder of an Allowed General Unsecured Claim agrees to less favorable treatment, on the Effective Date, in exchange for each Allowed General Unsecured Claim, each Holder of an Allowed General Unsecured Claim shall be Reinstated and paid in the ordinary course of business in accordance with the terms and conditions of the particular transaction or agreement giving rise to such Allowed General Unsecured Claim.

(c)

Voting: Class 6 is Unimpaired and Holders of Allowed General Unsecured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Allowed General Unsecured Claims are not entitled to vote to accept or reject the Plan.

7.    Class 7 — Debtor Intercompany Claims

(a)	Classification: Class 7 consists of any Debtor Intercompany Claims.

(b)

Treatment: Except to the extent otherwise provided in the Plan Supplement, each Allowed Debtor Intercompany Claim shall, at the option of the applicable Debtors, either on or after the Effective Date, be:

(i)	Reinstated; or

(ii)	extinguished, compromised, addressed, setoff, cancelled, or settled, potentially without any distribution on account of such Claims.

(c)

Voting: Holders of Allowed Debtor Intercompany Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) or deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code, respectively. Therefore, Holders of Allowed Debtor Intercompany Claims are not entitled to vote to accept or reject the Plan.

8.    Class 8 — Non-Debtor Intercompany Claims

(a)	Classification: Class 8 consists of any Non-Debtor Intercompany Claims.

(b)	Treatment: Except to the extent otherwise provided in the Plan Supplement, each Allowed Non-Debtor Intercompany Claim shall, at the option of the applicable Debtors, be:

(i)	Reinstated; or

(ii)	extinguished, compromised, addressed, setoff, cancelled, or settled, potentially without any distribution on account of such Claims.

(c)

Voting: Holders of Allowed Non-Debtor Intercompany Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) or deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code, respectively. Therefore, Holders of Allowed Non-Debtor Intercompany Claims are not entitled to vote to accept or reject the Plan.

9.    Class 9 — Intercompany Interests

(a)	Classification: Class 9 consists of all Intercompany Interests.

(b)	Treatment: Except to the extent otherwise provided in the Plan Supplement, each Allowed Intercompany Interest shall, at the option of the applicable Debtors, be:

(i)	Reinstated; or

(ii)	extinguished, compromised, addressed, setoff, cancelled, or settled, potentially without any distribution on account of such Interests.

For the avoidance of doubt, any Interest in non-Debtor subsidiaries owned by a Debtor shall continue to be owned by the applicable Reorganized Debtor unless otherwise provided in the Plan Supplement.

(c)

Voting: Holders of Allowed Intercompany Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) or deemed to have accepted or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code, respectively. Therefore, Holders of Allowed Intercompany Interests are not entitled to vote to accept or reject the Plan.

10.    Class 10 — Existing Pyxus Interests

(a)	Classification: Class 10 consists of all Interests in Pyxus.

(b)

Treatment: On the Effective Date, all Existing Pyxus Interests, and any related Claims described in section 510(b) of the Bankruptcy Code in respect of such Existing Pyxus Interests, shall be discharged, cancelled, released, and extinguished and of no further force or effect without any distribution on account of such Interests. Except as set forth below, Holders of Existing Pyxus Interests (and any related Claims described in section 510(b) of the Bankruptcy Code in respect of such Existing Pyxus Interests), shall not receive or retain any other property or interests under the Plan.

Notwithstanding the foregoing, each Qualifying Holder of Pyxus Common Stock will receive its pro rata share of the Existing Equity Cash Pool (determined based upon the aggregate number of shares of Pyxus Common Stock held by such Holder as a percentage of all shares of Pyxus Common Stock as of the date of distribution to such Holders). Any portion of the

Existing Equity Cash Pool attributable to a Holder of Pyxus Common Stock that is not a Qualifying Holder of Pyxus Common Stock shall be retained by the Reorganized Debtors.

Voting: Holders of Class 10 Existing Pyxus Interests are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Existing Pyxus Interests are not entitled to vote to accept or reject the Plan.

C.    Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claim, including all rights regarding legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim. Notwithstanding anything to the contrary in the Plan, each Holder of an Allowed Other Secured Claim, Allowed Other Priority Claim, Allowed Foreign Credit Line Claim, Allowed General Unsecured Claim, Allowed Debtor Intercompany Claim (if Unimpaired) or Allowed Non-Debtor Intercompany Claim (if Unimpaired) shall be entitled to enforce its rights, including any rights of setoff, in respect of such Unimpaired Claim against the Debtors or the Reorganized Debtors, as applicable, until such Unimpaired Claim has been either (a) paid in full (i) on terms agreed to between the Holder of such Unimpaired Claim and the Debtors or the Reorganized Debtors, as applicable, or (ii) in accordance with the terms and conditions of the applicable documentation or laws giving rise to such Unimpaired Claim or (b) otherwise satisfied or disposed of as determined by a court of competent jurisdiction.

D.    Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E.    Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Debtors shall request the Bankruptcy Court to deem the Plan accepted by the Holders of such Claims or Interests in such Class.

F.    Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

G.    Intercompany Interests

To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by Holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience and due to the importance of maintaining the corporate structure for the ultimate benefit of the Holders that receive New Common Stock in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions on account of such Holders’ Allowed Claims. For the avoidance of doubt, any Interest in non-Debtor subsidiaries owned by a Debtor shall continue to be owned by the applicable Reorganized Debtor.

H.    Controversy Concerning Impairment

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

I.    Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by one or more of the Classes entitled to vote pursuant to Article III.B of the Plan. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right to alter, amend, or modify the Plan, or any document in the Plan Supplement in accordance with Article X hereof to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims to render such Class of Claims Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules or to withdraw the Plan as to such Debtor, with the consent of the Consenting Noteholders in accordance with the Restructuring Support Agreement and in accordance with the provisions of the Plan. For the avoidance of doubt, and to the extent applicable, this Plan shall be deemed to be a sale of all of the Debtors’ assets, solely for purposes of Section 1129(b)(2)(A)(ii) of the Bankruptcy Code, to Holders of Second Lien Notes Claims as directed by the majority of the Holders of Second Lien Notes Claims under their collateral documents, and, as contemplated by section 363(k) of the Bankruptcy Code, such sale was subject to any Superior Alternative Proposal (as defined in the Restructuring Support Agreement), and no such Superior Alternative Proposal was received and/or accepted by the Debtors.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.    Restructuring Transactions

On and after the Confirmation Date, the Debtors or Reorganized Debtors, as applicable, shall take all actions as may be necessary or appropriate to effectuate the Restructuring

Transactions (as agreed and in accordance with the Restructuring Support Agreement and subject to the applicable consent and approval rights thereunder), including to establish Reorganized Pyxus and, if applicable, to transfer assets of the Debtors to Reorganized Pyxus or a subsidiary thereof. The applicable Debtors or the Reorganized Debtors will take any actions as may be necessary or advisable to effect a corporate restructuring of the overall corporate structure of the Debtors, to the extent agreed in accordance with the consent rights in the Restructuring Support Agreement and provided herein or in the Definitive Restructuring Documents, including the issuance of all Securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan, one or more intercompany mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers, liquidations, or other corporate transactions.

The actions to implement the Restructuring Transactions may include, in each case if and as agreed in accordance with the Restructuring Support Agreement and subject to the applicable consent and approval rights thereunder: (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, reorganization, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms to which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, reincorporation, formation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution or other certificates or documentation for other transactions as described in clause (1), pursuant to applicable state law; (4) the execution and delivery of the New Shareholders Agreement and the New Pyxus Constituent Documents, and any certificates or articles of incorporation, bylaws, or such other applicable formation documents (if any) of each Reorganized Debtor (including all actions to be taken, undertakings to be made, and obligations to be incurred and fees and expenses to be paid by the Debtors and/or the Reorganized Debtors, as applicable); and the issuance, distribution, reservation, or dilution, as applicable, of the New Common Stock as set forth herein; and (5) all other actions that the Debtors and the Required Consenting Noteholders determine to be necessary or appropriate.

As described in Article X.B of the Disclosure Statement and in the Supplemental Disclosure Statement, the Debtors have elected to structure the Plan as a disposition (or deemed disposition) of some or all of the assets of the Debtors and/or their direct and indirect subsidiaries, which the Debtors would treat as a taxable disposition for U.S. federal income tax purposes (a “Taxable Transaction”); provided, the Debtors reserve the right to elect (with the consent of the Required Consenting Second Lien Noteholders) on or prior to the Effective Date not to pursue the Taxable Transaction, which election not to pursue the Taxable Transaction will be provided by filing a notice thereof on the Docket.

The Taxable Transaction shall be implemented through the following steps (or such other steps that the Debtors, in consultation with and with the approval of the Required Consenting Second Lien Noteholders, determine are reasonably necessary to implement the Plan as a Taxable Transaction) on or prior to the Effective Date:

1.

An incorporator will form new Virginia corporations (i.e., “Pyxus One, Inc.”, “Pyxus Parent, Inc.” and “Pyxus Holdings, Inc.”) without issuance of equity interests to their respective shareholders. Pyxus One, Inc.[3] will be “Reorganized Pyxus” for all purposes under the Plan.

2.

Immediately prior to the Effective Date, Pyxus Parent, Inc. will issue all of its equity interests to Pyxus One, Inc. in exchange for 25,000,000 shares of Pyxus One, Inc. equity (i.e., New Common Stock) (“Equity Consideration”). Then, Pyxus Holdings, Inc. will issue all of its equity interests to Pyxus Parent, Inc. in exchange for the Equity Consideration.

3.	On the Effective Date, a U.S. subsidiary of Pyxus will make a nominal contribution to Pyxus One, Inc. (“Nominal Consideration”) in exchange for an additional equity interest in Pyxus One, Inc.

4.

Pyxus Holdings, Inc. will incur the ABL Facility. Pyxus Holdings, Inc. will draw on the ABL Facility cash which, together with cash on hand, will be sufficient to fund (1) the distributions to holders of Allowed Second Lien Notes Claims that elect to take the Second Lien Notes Cash Option and (2) the Existing Equity Cash Pool (“Cash Consideration”).

5.

Pyxus will transfer to Pyxus Holdings, Inc. all of its assets (including by assuming and assigning all of Pyxus’ Executory Contracts and Unexpired Leases to Pyxus Holdings, Inc. in accordance with Article V, other than those Executory Contracts and Unexpired Leases that are to be rejected) and Pyxus Holdings, Inc. will assume all of Pyxus’ obligations that are not discharged under the Plan (including all of Pyxus’ obligations to satisfy Allowed Administrative Claims, Allowed Professional Fee Claims, Allowed Other Secured Claims, Allowed Other Priority Claims, Allowed Foreign Credit Line Claims, Allowed General Unsecured Claims, Allowed Debtor Intercompany Claims and Allowed Debtor Intercompany Claims as set forth in the Plan) in exchange for (i) Pyxus Holdings, Inc. transferring the Equity Consideration to Pyxus, (ii) Pyxus Holdings, Inc. transferring the Cash Consideration to Pyxus, (iii) Pyxus Holdings, Inc. issuing the Exit Secured Notes under the Exit Secured Notes Indenture which, on behalf of Pyxus, will be issued to the Holders of Allowed First Lien Notes Claims as set forth in the Plan pursuant to paragraph 8 below, and (iv) Pyxus Holdings, Inc. issuing the Exit Term Loans under the Exit Term Facility which, on behalf of Pyxus, will be issued to the holders of the DIP Facility Claims as set forth in the Plan pursuant to paragraph 8 below.

6.

In addition to the transfer of assets to Pyxus Holdings, Inc. pursuant to the Taxable Transaction, Pyxus Holdings, Inc. will make an offer of employment to any employees of Pyxus and all such employees will become employed by Pyxus Holdings, Inc. or another subsidiary of Pyxus Holdings, Inc. on the Effective Date on the same terms and conditions existing immediately prior to the Effective Date.

[3]	On the Effective Date, Pyxus One, Inc. will change its name to Pyxus International, Inc.

7.	Pyxus One, Inc. equity interests that are held by the U.S. subsidiary of Pyxus will be redeemed for the Nominal Consideration.

8.	Pyxus One, Inc. and Pyxus Parent, Inc., along with each applicable subsidiary of Pyxus One, Inc., will guarantee the Exit Secured Notes, Exit Facility and ABL Facility.

9.

Pyxus will distribute (i) Exit Secured Notes to the Holders of Allowed First Lien Notes Claims pursuant to Article III.B.3(c), (ii) New Common Stock from the Second Lien Notes Common Stock Pool to Holders of Allowed Second Lien Notes Claims that elect to take the Second Lien Notes Stock Option pursuant to Article III.B.4(c), (iii) cash to the Holders of Allowed Second Lien Notes Claims that elect to take or are deemed to elect to take the Second Lien Notes Cash Option pursuant to Article III.B.4(c), (iv) cash to the Qualifying Holders of Pyxus Common Stock pursuant to Article III.B.10(b), and (v) the Exit Term Loans under the Exit Term Facility and the Exit Facility Shares to the Holders of the DIP Facility Claims pursuant to Article II.A. For the avoidance of doubt, any Claims described in section 510(b) of the Bankruptcy Code in respect of Existing Pyxus Interests shall not be assumed by Pyxus Holdings, Inc. and such Claims shall receive the treatment set forth in Article III.B.10.

10.	Upon Consummation, Pyxus will change its name to “Old Holdco, Inc.” (or such other name identified in the Confirmation Order) and will thereafter wind up and liquidate.

The Confirmation Order shall and shall be deemed to, pursuant to both section 1123 and section 363 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan.

B.    Sources of Consideration for Plan Distributions

The Debtors shall fund distributions under the Plan, as applicable, with: (1) the issuance of New Common Stock; (2) the Exit ABL Facility; (3) the Exit Term Facility; (4) the Exit Secured Notes, or, if applicable, the Replacement First Lien Financing; and (5) the Debtors’ Cash on hand. Each distribution and issuance referred to in Article VI of the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments or other documents evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance. The issuance, distribution, or authorization, as applicable, of certain Securities in connection with the Plan, including the New Common Stock will be exempt from SEC registration, as described more fully in Article IV.D below.

1.    Issuance and Distribution of the New Common Stock

On the Effective Date, Reorganized Pyxus shall have at least twenty-five (25) million authorized shares of New Common Stock (or such other amount as may be agreed by the Debtors and the Required Consenting Second Lien Noteholders) to satisfy the Effective Date Issuance Amount and all grants under the New MIP. To the extent of any increase in the Effective Date Issuance Amount, the number of authorized shares of New Common Stock shall be increased accordingly. The number of shares of New Common Stock equal to the Effective Date Issuance

Amount shall be issued on the Effective Date as follows: (a) on account of distributions of the Second Lien Notes Common Stock Pool to Holders of Allowed Second Lien Notes Claims who duly and timely submit the Second Lien Notes Stock Election Form, (b) in satisfaction of the Second Lien Notes RSA Fee Shares, (c) in satisfaction of the Backstop Fee Shares, and (d) on account of the Exit Facility Shares (in the cases of clauses (b) through (d), to the Persons entitled thereto pursuant to the terms and conditions of the Restructuring Support Agreement).

The chart below illustrates the number of shares of New Common Stock that will be issued on the Effective Date and the percentage of all such shares of New Common Stock (a) without giving effect to the New MIP, (b) assuming no change in the Effective Date Issuance Amount, and (c) assuming all Holders duly and timely elect the Second Lien Notes Stock Option:

Issuance	Number of Shares	Percentage
Second Lien Notes Common Stock Pool	11,526,593.75	50.115625%
Exit Facility Shares	10,220,625.00	44.437500%
Backstop Fee Shares	965,281.25	4.196875%
Second Lien Notes RSA Fee Shares	287,500.00	1.250000%
Total	23,000,000	100.000000%

There shall be no reduction in the Effective Date Issuance Amount in the event any Holders of Allowed Second Lien Notes Claims duly and timely elect (or are deemed to have elected) the Second Lien Notes Cash Option. Any shares of New Common Stock that would have been issued to such Holders had such Holders duly and timely elected the Second Lien Notes Stock Option will be allocated as follows: (a) 50.75% to Holders of Allowed Second Lien Notes Claims who duly and timely elect the Second Lien Notes Stock Option, (b) 45.00% to the recipients of the Exit Facility Shares, and (c) 4.25% to the recipients of the Backstop Fee Shares (in each case ratably among the Persons entitled to such distributions or fees, as applicable).

Each distribution and issuance of the New Common Stock as of the Effective Date shall be governed by the terms and conditions set forth in the Plan applicable to such distribution, issuance, and/or dilution, as applicable, and by the terms and conditions of the instruments evidencing or relating to such distribution, issuance, and/or dilution, as applicable, including the New Pyxus Constituent Documents and New Shareholders Agreement, the terms and conditions of which shall bind each Entity receiving such distribution of the New Common Stock. Any Entity’s acceptance of New Common Stock shall be deemed as its agreement to the New Pyxus Constituent Documents and the New Shareholders Agreement (and upon such acceptance, each such Entity shall be deemed to have signed and be a party to the New Shareholders Agreement), as the same may be amended or modified from time to time following the Effective Date in accordance with their terms.

The New Common Stock will not be registered on any exchange as of the Effective Date and may or may not (at the Debtors’ discretion with the consent of the Required Consenting Second Lien Noteholders) meet the eligibility requirements of DTC. For the avoidance of doubt, distributions to Holders of Class 4 – Second Lien Notes Claims shall be made on or as soon as practicable after the Effective Date, and the Distribution Record Date shall not apply to such distributions. Notwithstanding anything set forth herein, in the Disclosure Statement, or in the Confirmation Order, distributions of New Common Stock or Cash, as applicable, to the Holders of Second Lien Notes shall be made by or at the direction of the Second Lien Notes Indenture Trustee or the Distribution Agent as determined by the Debtors. Notwithstanding the foregoing, in no event shall the Second Lien Notes Indenture Trustee (in any capacity) be responsible for any manual, paper or similar physical and/or individualized method of distribution or other method of distribution that is not customary for the Second Lien Notes Indenture Trustee under the circumstances.

2.    Exit ABL Facility and Exit Term Facility

On the Effective Date, the Reorganized Debtors shall execute and deliver the Exit ABL Credit Agreement and the Exit Term Facility Agreement and shall execute, deliver, file, record, and issue any other relate3d, notes, guarantees, security documents, instruments, or agreements in connection therewith, including one or more Exit Intercreditor Agreements, in each case, without (a) further notice to the Bankruptcy Court or (b) further act or action under applicable, law, regulation, order, or rule or the vote, consent, authorization, or approval of any Entity.

Confirmation of the Plan shall be deemed approval of the Exit ABL Credit Agreement and the Exit Term Facility Agreement, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, and expenses provided for therein, authorization of the Reorganized Debtors to be party thereto to enter into and execute the Exit ABL Credit Agreement and the Exit Term Facility Agreement, and authorization for the Reorganized Debtors to create or perfect the Liens in connection therewith.

On the Effective Date, the agents under the Exit ABL Credit Agreement and the Exit Term Facility Agreement, as applicable, shall be granted valid, binding, and enforceable Liens on the collateral specified in, and to the extent required by, the Exit ABL Credit Agreement and the Exit Term Facility Agreement, as applicable, and the other documents executed in connection therewith. To the extent granted, the guarantees, mortgages, pledges, Liens, and other security interests granted pursuant to the Exit ABL Credit Agreement or the Exit Term Facility Agreement, as applicable, and the other documents executed in connection therewith are granted in good faith as an inducement to extend credit thereunder, shall be valid and enforceable, and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of any such Liens and security interests shall be as set forth in the Exit ABL Credit Agreement, the Exit Term Facility Agreement, the Exit Intercreditor Agreements, and the other documents executed in connection therewith.

3.    Exit Secured Notes

On the Effective Date, Reorganized Pyxus shall issue the Exit Secured Notes pursuant to the Exit Secured Notes Indenture in an initial aggregate principal amount equal to 102.1250% of the principal amount of First Lien Notes outstanding as of immediately prior to the Effective Date, and the Reorganized Debtors are authorized to and authorized to cause any non-Debtor guarantors to, execute, deliver, file, record, and issue any other related notes, guarantees, security documents, instruments, or agreements in connection therewith, in each case, without (a) further notice to the Bankruptcy Court or (b) further act or action under applicable law, regulation, order, or rule or the vote, consent, authorization, or approval of any Entity.

Confirmation of the Plan shall be deemed approval of the Exit Secured Notes, the Exit Secured Notes Indenture, all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, and expenses provided for therein, authorization of the Reorganized Debtors to be party thereto to enter into and execute the Exit Secured Notes Indenture, and authorization for the Reorganized Debtors to create or perfect the Liens in connection therewith.

On the Effective Date, the collateral agent under the Exit Secured Notes Indenture shall be granted valid, binding, and enforceable Liens on the collateral specified in, and to the extent required by, the Exit Secured Notes Indenture and the other documents executed in connection therewith. To the extent granted, the guarantees, mortgages, pledges, Liens, and other security interests granted pursuant to the Exit Secured Notes Indenture and the other documents executed in connection therewith are granted in good faith as an inducement to the collateral agent under the Exit Secured Notes Indenture to extend credit thereunder, shall be valid and enforceable, and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of any such Liens and security interests shall be as set forth in the Exit Secured Notes Indenture, the Exit Intercreditor Agreements, and the other documents executed in connection therewith.

Alternatively, if Pyxus obtains and accepts a binding commitment for Replacement First Lien Financing on or prior to such day that is sixty (60) days after the Petition Date (and, in any event, prior to the Confirmation Date), such Replacement First Lien Financing shall be consummated on the Effective Date, and Reorganized Pyxus shall not issue any Exit Secured Notes. The proceeds of such Replacement First Lien Financing shall be used in accordance with the Plan.

For the avoidance of doubt, the Distribution Record Date shall not apply to distributions to Holders of Class 3 – First Lien Notes Claims. Notwithstanding anything set forth herein, in the Disclosure Statement, or in the Confirmation Order, distributions of Exit Secured Notes or Cash, as applicable, to the Holders of First Lien Notes shall be made to or at the direction of the First Lien Notes Indenture Trustee or the Distribution Agent as determined by the Debtors.

4.    Cash on Hand

The Debtors or Reorganized Debtors, as applicable, shall use Cash on hand to fund distributions to certain Holders of Allowed Claims, consistent with the terms of the Plan.

C.    New Shareholders Agreement

On the Effective Date, Reorganized Pyxus shall enter into and deliver the New Shareholders Agreement, in substantially the form included in the Plan Supplement, to each Holder of New Common Stock and such Holders shall be deemed to have signed and shall be bound thereby, in each case without the need for execution by any party thereto other than Reorganized Pyxus.

D.    Exemption from Registration Requirements

All shares of New Common Stock or other Securities, as applicable, issued and distributed pursuant to the Plan, will be issued and distributed without registration under the Securities Act or any similar federal, state, or local law in reliance upon (1) section 1145 of the Bankruptcy Code; (2) section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder; or (3) such other exemption as may be available from any applicable registration requirements.

The offering, issuance, and distribution of any shares of New Common Stock or of the Exit Secured Notes pursuant to the Plan in reliance upon section 1145 of the Bankruptcy Code is exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration prior to the offering, issuance, distribution, or sale of securities. Such shares of New Common Stock or other Securities to be issued under the Plan pursuant to section 1145 of the Bankruptcy Code (a) are not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (b) subject to the terms of the New Shareholders Agreement, are freely tradable and transferable by any initial recipient thereof that (i) is not an “affiliate” of the Debtors as defined in Rule 144(a)(1) under the Securities Act, (ii) has not been such an “affiliate” within 90 days of such transfer, and (iii) is not an entity that is an “underwriter” as defined in subsection (b) of Section 1145 of the Bankruptcy Code.

All New Common Stock or other Securities issued pursuant to the Plan that are not issued in reliance on section 1145 of the Bankruptcy Code will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance on section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder, or such other exemption as may be available from any applicable registration requirements. All shares of New Common Stock issued pursuant to the exemption from registration set forth in section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder will be considered “restricted securities” and may not be transferred except pursuant to an effective registration statement under the Securities Act or an available exemption therefrom. The New Common Stock underlying the New MIP will be issued pursuant to a registration statement or an available exemption from registration under the Securities Act and other applicable law.

The availability of the exemption under section 1145 of the Bankruptcy Code or any other applicable securities laws shall not be a condition to the occurrence of the Effective Date.

Should the Reorganized Debtors elect, on or after the Effective Date, to reflect all or any portion of the ownership of Reorganized Pyxus’ New Common Stock or the Exit Secured Notes through the facilities of DTC, the Reorganized Debtors shall not be required to provide any further evidence other than the Plan or Final Order with respect to the treatment of such applicable portion of Reorganized Pyxus’ New Common Stock or the Exit Secured Notes, and such Plan or Final Order shall be deemed to be legal and binding obligations of the Reorganized Debtors in all respects.

DTC shall be required to accept and conclusively rely upon the Plan and Final Order in lieu of a legal opinion regarding whether Reorganized Pyxus’ New Common Stock or the Exit Secured Notes are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

Notwithstanding anything to the contrary in the Plan, no Entity (including, for the avoidance of doubt, DTC) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether Reorganized Pyxus’ New Common Stock or the Exit Secured Notes are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

E.    Corporate Existence

Except as otherwise provided in the Plan or the Plan Supplement, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended under the Plan, the New Pyxus Constituent Documents, or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law).

F.    Corporate Action

On or before the Effective Date, as applicable, all actions contemplated under the Plan or the Plan Supplement shall be deemed authorized and approved in all respects, including: (1) adoption or assumption, as applicable, of the agreements with existing management; (2) selection of the directors, managers, and officers for the Reorganized Debtors; (3) implementation of the Restructuring Transactions; and (4) all other actions contemplated under the Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, as applicable, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, managers, or officers of the Debtors or the Reorganized Debtors, as applicable. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the New Shareholders Agreement, the New Pyxus Constituent Documents, the Exit ABL Credit Agreement, the Exit Term Facility Agreement, the Exit Secured Notes Indenture, the Exit Intercreditor Agreements, and any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV.F shall be effective notwithstanding any requirements under non-bankruptcy law.

G.    Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan or the Plan Supplement, or in any agreement, instrument, or other document incorporated in the Plan, on the Effective Date, all property in each

Debtor’s Estate, all Causes of Action, and any property acquired by any of the Debtors under the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances (except for Liens securing obligations on account of Other Secured Claims that are Reinstated pursuant to the Plan, if any). On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

H.    Cancellation of Facilities, Notes, Instruments, Certificates, and Other Documents

On the Effective Date, except to the extent otherwise provided in the Plan, all facilities, notes, instruments, certificates, shares, and other documents evidencing Claims or Interests shall be cancelled, and the obligations of the Debtors or the Reorganized Debtors thereunder or in any way related thereto shall be discharged and deemed satisfied in full, and the DIP Agent, First Lien Notes Indenture Trustee, and Second Lien Notes Indenture Trustee shall be released from all duties and obligations thereunder; provided, however, that notwithstanding Confirmation or the occurrence of the Effective Date, any credit document or agreement that governs the rights of the Holder of a Claim or Interest and any debt issued thereunder shall continue in effect solely for purposes of (1) allowing Holders of Allowed Claims to receive distributions under the Plan; (2) allowing and preserving the rights of the DIP Agent, First Lien Notes Indenture Trustee, and Second Lien Notes Indenture Trustee to make distributions pursuant to the Plan; (3) preserving the DIP Agent’s, First Lien Notes Indenture Trustee’s, and Second Lien Notes Indenture Trustee’s rights to compensation and indemnification as against any money or property distributable to the Holders of First Lien Notes Claims, Holders of Second Lien Notes Claims, or Holders of DIP Facility Claims, including permitting the DIP Agent, First Lien Notes Indenture Trustee, and Second Lien Notes Indenture Trustee to maintain, enforce, and exercise their respective charging liens, if any, against such distributions; (4) preserving all rights, including rights of enforcement, of the DIP Agent, First Lien Notes Indenture Trustee, and Second Lien Notes Indenture Trustee against any Person other than a Released Party (including the Debtors), including with respect to indemnification or contribution from the Holders of First Lien Notes Claims, Holders of Second Lien Notes Claims, and Holders of DIP Facility Claims, pursuant and subject to the terms of the First Lien Notes Indenture, the Second Lien Notes Indenture, and the DIP Credit Agreement, respectively, as in effect on the Effective Date; (5) permitting the DIP Agent, First Lien Notes Indenture Trustee, and Second Lien Notes Indenture Trustee to enforce any obligation (if any) owed to the DIP Agent, First Lien Notes Indenture Trustee, and Second Lien Notes Indenture Trustee, respectively, under the Plan; (6) permitting the DIP Agent, First Lien Notes Indenture Trustee, and Second Lien Notes Indenture Trustee to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court; and (7) permitting the DIP Agent, First Lien Notes Indenture Trustee, and Second Lien Notes Indenture Trustee to perform and seek compensation and reimbursement for any functions that are necessary to effectuate the foregoing; provided, further, however, that (a) the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan, or result in any expense or liability to the Debtors or Reorganized Debtors, as applicable, except as expressly provided for in the Plan and (b) except as otherwise provided in the Plan, the terms and provisions of the Plan shall not modify any existing contract or agreement that would in any way be inconsistent with distributions under the Plan. The DIP Agent, First Lien Notes Indenture Trustee,

and Second Lien Notes Indenture Trustee shall be discharged and shall have no further obligation or liability except as provided in the Plan and Confirmation Order, and after the performance by the DIP Agent, First Lien Notes Indenture Trustee, and Second Lien Notes Indenture Trustee and their representatives and professionals of any obligations and duties required under or related to the Plan or Confirmation Order, the DIP Agent, First Lien Notes Indenture Trustee, and Second Lien Notes Indenture Trustee shall be relieved of and released from any obligations and duties arising under the Plan, the Confirmation Order, and the Second Lien Notes Indenture, except with respect to such other rights that survive the termination of the Second Lien Notes Indenture. The fees, expenses, and costs of the DIP Agent, First Lien Notes Indenture Trustee, and Second Lien Notes Indenture Trustee, including fees, expenses, and costs of its professionals incurred after the Effective Date in connection with the DIP Credit Agreement, the First Lien Notes Indenture, and the Second Lien Notes Indenture, as applicable, and reasonable and documented costs and expenses associated with effectuating distributions pursuant to the Plan will be paid by the Reorganized Debtors in the ordinary course.

I.    Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors, and the officers and members of the boards of directors and managers thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the New Shareholders Agreement, the New Pyxus Constituent Documents, and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, or consents except for those expressly required under the Plan.

J.    Exemptions from Certain Taxes and Fees

Pursuant to section 1146(a) of the Bankruptcy Code, any issuance, transfer, or exchange of any Security or the making or delivery of any instrument or transfer under the Plan may not be taxed under any law imposing a stamp tax or similar tax.

K.    New Pyxus Constituent Documents

The New Pyxus Constituent Documents shall, among other things: (1) contain terms consistent with the documentation set forth in the Plan Supplement; (2) authorize the issuance, distribution, and reservation of the New Common Stock to the Entities entitled to receive such issuances, distributions and reservations under the Plan; and (3) pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, and limited as necessary to facilitate compliance with non-bankruptcy federal laws, prohibit the issuance of non-voting equity Securities.

On or immediately before the Effective Date, Pyxus or Reorganized Pyxus, as applicable, will file its New Pyxus Constituent Documents with the applicable Secretary of State and/or other applicable authorities in its state of incorporation or formation in accordance with the applicable laws of its respective state of incorporation or formation, to the extent required for such New Pyxus Constituent Documents to become effective. After the Effective Date, Reorganized Pyxus may amend and restate its formation, organizational, and constituent documents as permitted by the laws of its jurisdiction of formation and the terms of such documents.

L.    Directors and Officers

On the Effective Date, the Reorganized Pyxus Board shall be determined and selected consistent with the New Shareholders Agreement.

On the Effective Date, the terms of the current members of the Pyxus board of directors shall expire, and the Reorganized Pyxus Board will include those directors set forth in the list of directors of the Reorganized Debtors included in the Plan Supplement. On the Effective Date, the officers and overall management structure of Reorganized Pyxus, and all officers and management decisions with respect to Reorganized Pyxus (and/or any of its direct or indirect subsidiaries), compensation arrangements, and Affiliate transactions shall only be subject to the approval of the Reorganized Pyxus Board.

From and after the Effective Date, each director, officer, or manager of the Reorganized Debtors shall be appointed and serve pursuant to the terms of their respective charters and bylaws or other formation and constituent documents, the New Shareholders Agreement, and the New Pyxus Constituent Documents, and applicable laws of the respective Reorganized Debtor’s jurisdiction of formation. To the extent that any such director or officer of the Reorganized Debtors is an “insider” pursuant to section 101(31) of the Bankruptcy Code, the Debtors will disclose the nature of any compensation to be paid to such director or officer.

M.    New MIP

On or after the Effective Date, the Reorganized Pyxus Board shall adopt and institute the New MIP, enact and enter into related policies and agreements, and distribute New Common Stock to participants based on terms and conditions determined by the Reorganized Pyxus Board.

N.    Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII of the Plan, which shall be deemed released and waived by the Debtors and Reorganized Debtors as of the Effective Date.

The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action against it. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity. Unless any Cause of Action against an Entity is expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order of the Bankruptcy Court, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.    Assumption of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided in the Plan or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, all Executory Contracts and Unexpired Leases shall be deemed assumed, including the Restructuring Support Agreement, without the need for any further notice to or action, order, or approval of the Bankruptcy Court, as of the Effective Date under section 365 of the Bankruptcy Code, unless such Executory Contract and Unexpired Lease: (1) was assumed or rejected previously by the Debtors; (2) previously expired or terminated pursuant to its own terms; (3) is the subject of a motion to reject Filed on or before the Effective Date; or (4) is identified on the Rejected Executory Contract and Unexpired Lease List. Any intercompany Executory Contracts or Unexpired Leases may be amended, assumed, assigned, or terminated as of the Effective Date as determined by the Reorganized Debtors with the consent of the Required Consenting Second Lien Noteholders (such consent not to be unreasonably withheld, conditioned or delayed) and in consultation with the Required Consenting First Lien Noteholders.

Entry of the Confirmation Order shall constitute a Bankruptcy Court order approving the assumptions or assumption and assignment, as applicable, of such Executory Contracts or Unexpired Leases as provided for in the Plan, pursuant to sections 365(a) and 1123 of the Bankruptcy Code effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date by a Final Order.

To the maximum extent permitted by law, to the extent that any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto.

B.    Claims Based on Rejection of Executory Contracts or Unexpired Leases

Entry of the Confirmation Order shall constitute a Bankruptcy Court order approving the rejections, if any, of any Executory Contracts or Unexpired Leases as provided for in the Plan or the Rejected Executory Contract and Unexpired Lease List, as applicable. Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be Filed with the Solicitation Agent at the address specified in any notice of entry of the Confirmation Order and served on the Reorganized Debtors no later than thirty days after the effective date of such rejection.

Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Solicitation Agent within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors, the Reorganized Debtors, the Estates, or their property, without the need for any objection by the Debtors or Reorganized Debtors, or further notice to, action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, and be subject to the permanent injunction set forth in Article VIII.H of the Plan, notwithstanding anything in a Proof of Claim to the contrary.

All Claims arising from the rejection by any Debtor of any Executory Contract or Unexpired Lease pursuant to section 365 of the Bankruptcy Code shall be treated as a General Unsecured Claim pursuant to Article III.B of the Plan and may be objected to in accordance with the provisions of Article VII of the Plan and the applicable provisions of the Bankruptcy Code and Bankruptcy Rules.

Notwithstanding anything to the contrary in the Plan, the Debtors, or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Rejected Executory Contract and Unexpired Lease List at any time through and including thirty days after the Effective Date.

C.    Cure of Defaults and Objections to Cure and Assumption

The Reorganized Debtors shall satisfy any monetary defaults, if any, under any Executory Contract or Unexpired Lease to be assumed hereunder, to the extent required by section 365(b)(1) of the Bankruptcy Code, upon assumption thereof in the ordinary course of business. If a counterparty to an Executory Contract or Unexpired Lease believes any Cure amount is due, it shall assert a Cure Claim against the Debtors or Reorganized Debtors, as applicable, in the ordinary course of business, subject to all defenses the Debtors or Reorganized Debtors may have with respect to such Cure Claim. Any Cure Claim shall be deemed fully satisfied, released, and discharged upon payment by the Reorganized Debtors of the applicable Cure Claim. The Debtors, with the consent of the Required Consenting Noteholders, or the Reorganized Debtors, as applicable, may settle any Cure Claims without any further notice to or action, order, or approval of the Bankruptcy Court.

Unless otherwise agreed upon in writing by the parties to the applicable Executory Contract or Unexpired Lease, any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption must be Filed, served, and actually received by the counsel to the Debtors and the U.S. Trustee on the Confirmation Objection Deadline or other deadline that may be set by the Court. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption will be deemed to have assented to such assumption.

In the event of a dispute regarding (1) the amount of any Cure Claim; (2) the ability of the Reorganized Debtors or any assignee to provide adequate assurance of future performance under the Executory Contract or Unexpired Lease to be assumed; or (3) any other matter pertaining to assumption or the payment of Cure Claims, payment of a Cure Claim, if any, shall occur as soon as reasonably practicable after the entry of a Final Order resolving such dispute and approving such assumption.

Each Debtor or Reorganized Debtor, as applicable, shall be authorized to reject any Executory Contract or Unexpired Lease to the extent the Debtor or the Reorganized Debtor, as applicable, in the exercise of its sound business judgment, concludes that the amount of the Cure obligation as determined by Final Order or as otherwise finally resolved, renders assumption of such Executory Contract or Unexpired Lease unfavorable to the applicable Debtor’s Estate or the Reorganized Debtor. Such rejected Executory Contracts or Unexpired Leases shall be deemed as listed on the Rejected Executory Contract and Unexpired Lease List, if any.

Without limiting the requirement to pay any Cure Claims as set forth above, assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any Proof of Claim Filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

D.    Insurance Policies

Each of the Debtors’ Insurance Policies and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under the Plan. On the Effective Date, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims. Except as set forth in Article V.F of the Plan, nothing in this Plan, the Plan Supplement, the Disclosure Statement, as amended, the Confirmation Order, or any other order of the Bankruptcy Court (including any other provision that purports to be preemptory or supervening), (1) alters, modifies, releases or otherwise amends the terms and conditions of (or the coverage provided by) any of such insurance policies or any obligations owed under indemnity agreements provided to a surety in respect of any surety bonds or (2) alters, releases or modifies the duty, if any, that the insurers, third party administrators or surety bond providers pay claims covered by such insurance policies or surety bonds and, with respect to any paid claims, their right to seek payment or reimbursement from all indemnitors, including the Debtors (or after the Effective Date, the Reorganized Debtors) or draw on any collateral or security therefor. For the avoidance of doubt, insurers, third party administrators and surety bond providers shall not need to nor be required to File or serve a Cure objection or a request, application, claim, Proof of Claim, or motion for payment and shall not be subject to any claims bar date or similar deadline governing Cure amounts or Claims.

E.    Indemnification Provisions

On and as of the Effective Date, the Indemnification Provisions will be assumed and irrevocable and will survive the effectiveness of the Plan, and the Reorganized Debtors’ New Pyxus Constituent Documents will provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to the Debtors’ and the Reorganized Debtors’ current and former directors, officers, managers, and employees at least to the same extent as the organizational documents of each of the respective Debtors on the Petition Date. None of the Debtors, or the Reorganized Debtors, as applicable, will amend and/or restate their respective governance documents before or after the Effective Date to amend, augment, terminate, or adversely affect any of the Debtors’ or the Reorganized Debtors’ obligations to provide such indemnification rights or such current or former directors’, officers’, managers, or employees’ indemnification rights.

On and as of the Effective Date, any of the Debtors’ indemnification obligations with respect to any contract or agreement that is the subject of or related to any litigation against the Debtors or Reorganized Debtors, as applicable, shall be assumed by the Reorganized Debtors and otherwise remain unaffected by the Chapter 11 Cases.

F.    Director, Officer, Manager, and Employee Liability Insurance

On the Effective Date, pursuant to section 365(a) of the Bankruptcy Code, the Debtors shall be deemed to have assumed all of the D&O Liability Insurance Policies (including, if applicable, any “tail policy”) and any agreements, documents, or instruments relating thereto. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ assumption of all such policies (including, if applicable, any “tail policy”).

After the Effective Date, none of the Debtors or the Reorganized Debtors shall terminate or otherwise reduce the coverage under any such policies (including, if applicable, any “tail policy”) with respect to conduct occurring prior to the Effective Date, and all officers, directors, managers, and employees of the Debtors who served in such capacity at any time before the Effective Date shall be entitled to the full benefits of any such policies regardless of whether such officers, directors, managers, or employees remain in such positions after the Effective Date.

On and after the Effective Date, each of the Reorganized Debtors shall be authorized to purchase a directors’ and officers’ liability insurance policy for the benefit of their respective directors, members, trustees, officers, and managers in the ordinary course of business.

G.    Employee and Retiree Benefits

Except as otherwise provided in the Plan, on and after the Effective Date, without limiting any authority to modify the same provided to the Reorganized Debtors and/or the Reorganized Pyxus Board under the Debtors’ respective formation and constituent documents, employment policies, and contracts or under law, provided, that no modification shall impact any obligations arising prior to the Petition Date, the Reorganized Debtors shall: (1) honor in the ordinary course of business any assumed contracts, agreements, policies, programs, and plans, in accordance with their respective terms, for, among other things, compensation (including any incentive plans), retention plans, health care benefits, disability benefits, deferred compensation benefits, savings, severance benefits, retirement benefits, SERP benefits, SRAP benefits, welfare benefits, workers’ compensation insurance, and accidental death and dismemberment insurance for the directors, officers, and employees of any of the Debtors who served in such capacity from and after the Petition Date; and (2) honor, in the ordinary course of business, Claims of employees employed as of the Effective Date for accrued vacation time arising prior to the Petition Date and not otherwise paid pursuant to a Bankruptcy Court order. Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code) shall continue to be paid in accordance with applicable law.

The Debtors are the contributing sponsor and members of the sponsor’s controlled group for the Pyxus International, Inc. Pension Plan (the “Pension Plan”). The Pension Plan is covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”). The Pension Benefit Guaranty Corporation (“PBGC”), a United States Government corporation and federal agency, guarantees the payment of certain pension benefits upon termination of a pension plan covered by Title IV of ERISA. Upon confirmation of the Plan of Reorganization, the Reorganized Debtors will assume and continue to maintain the Pension Plan, and contribute to the Pension Plan the amount necessary to satisfy the minimum funding standard under ERISA and the Internal Revenue Code. Nothing in the Plan or the Confirmation Order will be construed as discharging, releasing or relieving the Debtors, or their successors, including the Reorganized Debtors, or any party, in any capacity, from any liability imposed under any law or regulatory provision with respect to the Pension Plan or PBGC. PBGC and the Pension Plan will not be enjoined or precluded from enforcing such liability as a result of any provision of the Plan or the Confirmation Order.

Notwithstanding any other provision in the Plan, any provisions in any of the aforementioned compensation and benefits programs that provide rights to purchase or receive Pyxus Common Stock shall be cancelled and given no effect to the extent such Pyxus Common Stock has not been issued as of the Petition Date (and will be null and void and have no effect with respect to shares of New Common Stock after the Effective Date).

H.    Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

I.    Reservation of Rights

Neither the assumption of any Executory Contract or Unexpired Lease pursuant to the Plan nor exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Rejected Executory Contract and Unexpired Lease List, if any, nor anything contained in the Plan or Plan Supplement, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder.

If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption, the Debtors or the Reorganized Debtors, as applicable, shall have thirty calendar days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease, including by rejecting such contract or lease nunc pro tunc to the Confirmation Date. The deemed assumption provided for herein shall not apply to any such contract or lease, and any such contract or lease shall be assumed or rejected only upon motion of the Debtor following the Bankruptcy Court’s determination that the contract is executory or the lease is unexpired.

J.    Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code, unless such deadline(s) have expired.

K.    Contracts and Leases Entered Into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor and any Executory Contracts and Unexpired Leases assumed by any Debtor may be performed by the applicable Reorganized Debtor in the ordinary course of business.

ARTICLE VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A.    Timing and Calculation of Amounts to Be Distributed

Unless otherwise provided in the Plan, on the Effective Date, or as soon as reasonably practicable thereafter (or if a Claim or Interest is not an Allowed Claim or Interest on the Effective Date, on the date that such Claim becomes an Allowed Claim or Interest or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim and Interest shall receive the full amount of the distributions that the Plan provides for Allowed Claims and Interests in each applicable Class and in the manner provided in the Plan. If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed

Claims or Interests, distributions on account of any such Disputed Claims or Interests shall be made pursuant to the provisions set forth in Article VII of this Plan. Except as otherwise provided in the Plan, Holders of Claims and Interests shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date. The Debtors shall have no obligation to recognize any transfer of Claims or Interests occurring on or after the Distribution Record Date.

B.    Distributions on Account of Obligations of Multiple Debtors

For all purposes associated with distributions under the Plan, all guarantees by any Debtor of the obligations of any other Debtor, as well as any joint and several liability of any Debtor with respect to any other Debtor, shall be deemed eliminated so that any obligation that could otherwise be asserted against more than one Debtor shall result in a single distribution under the Plan; provided that Claims held by a single Entity at different Debtors that are not based on guarantees or joint and several liability shall be entitled to the applicable distribution for such Claim at each applicable Debtor. Any such Claims shall be released and discharged pursuant to Article VIII of the Plan and shall be subject to all potential objections, defenses, and counterclaims, and to estimation pursuant to section 502(c) of the Bankruptcy Code. For the avoidance of doubt, this shall not affect the obligation of each and every Debtor to pay U.S. Trustee fees until such time as a particular case is closed, dismissed, or converted.

C.    Distribution Agent

Except as otherwise provided in the Plan, all distributions under the Plan shall be made by the Distribution Agent on the Effective Date or as soon as reasonably practicable thereafter. The Distribution Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

D.    Rights and Powers of Distribution Agent

1.    Powers of the Distribution Agent

The Distribution Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Distribution Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Distribution Agent to be necessary and proper to implement the provisions hereof.

2.    Expenses Incurred On or After the Effective Date

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and out-of-pocket expenses incurred by the Distribution Agent on or after the Effective Date (including taxes) and any reasonable compensation and out-of-pocket expense reimbursement claims (including reasonable, actual, and documented attorney and/or other professional fees and expenses) made by the Distribution Agent shall be paid in Cash by the Reorganized Debtors.

E.    Delivery of Distributions

1.    Delivery of Distributions in General

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be made to Holders of record as of the Distribution Record Date by the Reorganized Debtors or the Distribution Agent, as appropriate: (a) to the signatory set forth on any Proof of Claim or Proof of Interest Filed by such Holder or other representative identified therein (or at the last known addresses of such Holder if no Proof of Claim or Proof of Interest is Filed or if the Debtors have not been notified in writing of a change of address); (b) at the addresses set forth in any written notices of address changes delivered to the Reorganized Debtors or the applicable Distribution Agent, as appropriate, after the date of any related Proof of Claim or Proof of Interest; or (c) on any counsel that has appeared in the Chapter 11 Cases on the Holder’s behalf. Subject to this Article VI distributions under the Plan on account of Allowed Claims shall not be subject to levy, garnishment, attachment, or like legal process, so that each Holder of an Allowed Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan. The Debtors, the Reorganized Debtors, and the Distribution Agent, as applicable, shall not incur any liability whatsoever on account of any distributions under the Plan except for fraud, gross negligence, or willful misconduct.

2.    Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Distribution Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of six months from the later of (a) the Effective Date and (b) the date of the distribution. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial, or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder to such property or interest in property shall be discharged of and forever barred.

3.    No Fractional Distributions

No fractional notes or shares, as applicable, of the New Common Stock shall be distributed, and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Plan on account of an applicable Allowed Claim would otherwise result in the issuance of a number of notes or shares, as applicable, of the New Common Stock that is not a whole number, the actual distribution of notes or shares, as applicable, of the New Common Stock shall be rounded as follows: (a) fractions of one-half (1⁄2) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (1⁄2) shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized notes and shares, as applicable, of the New Common Stock shall be adjusted as necessary to account for the foregoing rounding.

F.    Manner of Payment

At the option of the Distribution Agent, any Cash payment to be made under the Plan may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

G.    Compliance Matters

In connection with the Plan, to the extent applicable, the Reorganized Debtors and the Distribution Agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Distribution Agent shall (1) be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate and (2) reasonably cooperate with the relevant recipients to minimize any such withholding to the extent permitted by applicable law. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

H.    No Postpetition or Default Interest on Claims

Unless otherwise specifically provided for in the Plan, the DIP Orders, or the Confirmation Order, and notwithstanding any documents that govern the Debtors’ prepetition indebtedness to the contrary, (1) postpetition and/or default interest shall not accrue or be paid on any Claims and (2) no Holder of a Claim shall be entitled to: (a) interest accruing on or after the Petition Date on any such Claim; or (b) interest at the contract default rate, as applicable.

I.    Allocation Between Principal and Accrued Interest

Except as otherwise provided in the Plan, the aggregate consideration paid to Holders with respect to their Allowed Claims shall be treated pursuant to the Plan as allocated first to the principal amount (as determined for federal income tax purposes) of such Allowed Claims (to the extent thereof) and, thereafter, to the interest, if any, on such Allowed Claim accrued through the Petition Date.

J.    Setoffs and Recoupment

Unless otherwise provided in the Plan or the Confirmation Order, each Debtor and each Reorganized Debtor, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim, may set off against or recoup any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), any claims, rights, and Causes of Action of any nature that such Debtor or Reorganized Debtor, as applicable, may hold against the Holder of such Allowed Claim, to the extent such claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled as of the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff or recoupment nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by such Debtor or Reorganized Debtor of any such claims, rights, and Causes of Action that such Reorganized Debtor may possess against such Holder. In no event shall any Holder of Claims be entitled to set off or recoup any such Claim against any claim, right, or Cause of Action of the Debtor or Reorganized Debtor (as applicable), unless such Holder has Filed a motion with the Bankruptcy Court requesting the authority to perform such setoff or recoupment on or before the Confirmation Date, and notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of setoff or recoupment pursuant to section 553 of the Bankruptcy Code or otherwise.

K.    Claims Paid or Payable by Third Parties

1.    Claims Paid by Third Parties

A Claim shall be reduced in full, and such Claim shall be disallowed without an objection to such Claim having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor. To the extent that a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall repay, return, or deliver any distribution held by or transferred to the Holder to the applicable Reorganized Debtor to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.

2.    Claims Payable by Third Parties

The availability, if any, of insurance policy proceeds for the satisfaction of an Allowed Claim shall be determined by the terms of the insurance policies of the Debtors or Reorganized Debtors, as applicable. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged to the extent of any agreed upon satisfaction on the Claims Register by the Solicitation Agent without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3.    Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of an applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained in the Plan constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

ARTICLE VII.

PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND INTERESTS

A.    Disputed Claims Process

Holders of Claims and Interests are not required to File a Proof of Claim or Proof of Interest, as applicable, with the Bankruptcy Court and shall be subject to the Bankruptcy Court process only to the extent provided in the Plan, except to the extent a Claim arises on account of rejection of an Executory Contract or Unexpired Lease in accordance with Article V.B hereof. On and after the Effective Date, except as otherwise provided in the Plan, all Allowed Claims shall be paid pursuant to the Plan in the ordinary course of business of the Reorganized Debtors and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced. Other than Claims arising from the rejection of an Executory Contract or Unexpired Lease, if the Debtors or the Reorganized Debtors dispute any Claim or Interest, such dispute shall be determined, resolved, or adjudicated, as the case may be, in a manner as if the Chapter 11 Cases had not been commenced and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced. Solely to the extent that an Entity is required to File a Proof of Claim and the Debtors or the Reorganized Debtors, as applicable, do not determine, and without the need for notice to or action, order, or approval of the Bankruptcy Court, that the Claim subject to such Proof of Claim is Allowed, such Claim shall be Disputed unless Allowed or disallowed by a Final Order or as otherwise set forth in this Article VII of the Plan. For the avoidance of doubt, there is no requirement to File a Proof of Claim or Proof of Interest (or move the Court for allowance) to be an Allowed Claim or Allowed Interest, as applicable, under the Plan except as otherwise provided in Article V.B. All Proofs of Claim required to be Filed by the Plan that are Filed after the date that they are required to be Filed pursuant to the Plan shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against, as applicable, the Debtors, the Reorganized Debtors, the Estates, or the property of the foregoing parties, without the need for any objection by the Debtors or the Reorganized Debtors, as applicable, or further notice to, or action, order or approval of the Bankruptcy Court or any other Entity in accordance with Article V.B.

B.    Claims Administration Responsibilities.

Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority to: (1) File, withdraw, or litigate to judgment, objections to Claims or Interests; (2) settle or compromise any Disputed Claim or Interest without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided in the Plan, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest, including the Causes of Action retained pursuant to the Plan.

C.    Estimation of Claims and Interests

Before or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim or Interest that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party in interest previously has objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim or Interest, including during the litigation of any objection to any Claim or Interest or during the appeal relating to such objection. Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim or Interest, that estimated amount shall constitute a maximum limitation on such Claim or Interest for all purposes under the Plan (including for purposes of distributions), and the relevant Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim or Interest.

D.    Adjustment to Claims Without Objection

Any duplicate Claim or Interest or any Claim or Interest that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the Claims Register by the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court.

E.    No Distributions Pending Allowance

Notwithstanding any other provision hereof, if any portion of a Claim or Interest is a Disputed Claim or Interest, as applicable, no payment or distribution provided hereunder shall be made on account of such Claim or Interest unless and until such Disputed Claim or Interest becomes an Allowed Claim or Interest.

F.    Distributions After Allowance

To the extent that a Disputed Claim or Interest ultimately becomes an Allowed Claim or Interest, distributions (if any) shall be made to the Holder of such Allowed Claim or Interest in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Interest becomes a Final Order, the Distribution Agent shall provide to the Holder of such Claim or Interest the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim or Interest.

G.    No Interest

Interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

ARTICLE VIII.

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.    Compromise and Settlement of Claims and Controversies

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims and controversies relating to the contractual, legal, and subordination rights that a Holder of an Allowed First Lien

Notes Claim or an Allowed Second Lien Notes Claim may have against the Debtor, or any distribution to be made on account of such Allowed Claims. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors and their Estates and is fair, equitable, and reasonable. In accordance with the provisions of the Plan, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against, and Interests in, the Debtors and their Estates and Causes of Action against other Entities.

B.    Binding Effect

On the Effective Date, and effective as of the Effective Date, the Plan will bind, and will be deemed binding upon, all Holders of Claims against and Interests in the Debtors, and each Holder’s respective successors and assigns, to the maximum extent permitted by applicable law, notwithstanding whether or not any such Holder (1) will receive or retain any property or interest in property under the Plan, (2) has Filed a Proof of Claim or Proof of Interest in the Chapter 11 Cases, or (3) voted to accept or reject the Plan.

C.    Discharge of Claims

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Debtor Intercompany Claims or Non-Debtor Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan or voted to reject the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Effective Date, except as otherwise specifically provided in the Plan. For the avoidance of doubt, Allowed General Unsecured Claims and Allowed Foreign Credit Line Claims shall be discharged in accordance with this Article VIII.C on the date each such Allowed General Unsecured Claim or Allowed Foreign Credit Line Claim is satisfied in the ordinary course of business in accordance with the terms and conditions of the particular transaction or agreement giving rise to such Allowed General Unsecured Claims or Allowed Foreign Credit Line Claims.

D.    Release of Liens

Except (1) with respect to the Liens securing Other Secured Claims that are Reinstated pursuant to the Plan, or (2) as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates and, subject to the consummation of the applicable distributions contemplated in the Plan, shall be fully released and discharged, at the sole cost of and expense of the Reorganized Debtors, and the Holders of such mortgages, deeds of trust, Liens, pledges, or other security interests shall execute such documents as may be reasonably requested by the Debtors or the Reorganized Debtors, as applicable, to reflect or effectuate such releases, and all of the right, title, and interest of any Holders of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the applicable Reorganized Debtor and its successors and assigns.

E.    Debtor Release

Effective as of the Effective Date, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is deemed released and discharged by each and all of the Debtors, the Reorganized Debtors, and their Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Causes of Action, whether known or unknown (including any derivative claims, asserted or assertable on behalf of any of the Debtors) that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof), the purchase, sale, or rescission of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the DIP Facility, the DIP Orders, the First Lien Notes, the Second Lien Notes, the Exit ABL Facility, the Exit Term Facility, the Exit Secured Notes or Replacement First Lien Financing, as applicable, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, entry into, or Filing of, as applicable, the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the New Pyxus Constituent Documents, the New Shareholders Agreement, the Plan, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the New Pyxus Constituent Documents, the New Shareholders Agreement, or the Plan (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion), the Plan Supplement, the Filing of the Chapter 11 Cases, the pursuit of Confirmation of the Plan, the pursuit of Consummation of the Plan, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act, omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date except for claims or liabilities arising out of or relating to any act or omission by a Released Party that is determined in a Final Order of a court of competent jurisdiction to have constituted actual fraud. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any obligations arising after Consummation of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the assumption of the Indemnification Provisions as set forth in the Plan.

F.    Third-Party Release

Effective as of the Effective Date, each Releasing Party, in each case on behalf of itself and its respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, is deemed to have released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all Causes of Action, whether known or unknown (including any derivative claims, asserted or assertable on behalf of any of the Debtors) that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof), the purchase, sale, or rescission of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the DIP Facility, the DIP Orders, the First Lien Notes, the Second Lien Notes, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, entry into, or Filing of, as applicable, the Restructuring Support Agreement and related prepetition transactions, the Exit ABL Facility, the Exit Term Facility, the Exit Secured Notes or Replacement First Lien Financing, as applicable, the Disclosure Statement, the New Pyxus Constituent Documents, the New Shareholders Agreement, the Plan (including the Plan Supplement), or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Exit ABL Facility, the Exit Term Facility, the Exit Secured Notes or Replacement First Lien Financing, as applicable, the Disclosure Statement, the New Pyxus Constituent Documents, the New Shareholders Agreement, or the Plan (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion), the Filing of the Chapter 11 Cases, the pursuit of Confirmation of the Plan, the pursuit of Consummation of the Plan, the administration and implementation of the Plan, including the issuance or distribution of any Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act, omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date except for claims or liabilities arising out of or relating to any act or omission by a Released Party that is determined in a Final Order of a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any obligations arising after Consummation of any party or Entity under the Plan, any Restructuring Transaction, any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the assumption of the Indemnification Provisions as set forth in the Plan.

G.    Exculpation

Effective as of the Effective Date, to the fullest extent permissible under applicable law and without affecting or limiting either the Debtor Release or the Third-Party Release, and except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the formulation, preparation, dissemination, negotiation, entry into, or Filing of, as applicable, the Restructuring Support Agreement and related prepetition transactions, the Chapter 11 Cases, the Disclosure Statement, the Plan, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan, the Filing of the Chapter 11 Cases, the pursuit of Confirmation of the Plan, the pursuit of Consummation of the Plan, and the administration and implementation of the Plan through and including the Effective Date, including the issuance of any Securities as of the Effective Date pursuant to the Plan, or the distribution of property as of the Effective Date under the Plan or any other related agreement (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion), except for claims or liabilities arising out of or relating to any act or omission that is determined in a Final Order of a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence. The Exculpated Parties have, and upon the Effective Date shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan as of the Effective Date of the Plan and, therefore, are not, and on account of such distributions as of the Effective Date of the Plan shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions as of the Effective Date of the Plan made pursuant to the Plan.

H.    Injunction

Effective as of the Effective Date, pursuant to section 524(a) of the Bankruptcy Code, to the fullest extent permissible under applicable law, and except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities that have held, hold, or may hold Claims or Interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a claim or interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan. For the avoidance of doubt, Allowed General Unsecured Claims and Allowed Foreign Credit Line Claims shall be discharged in accordance with the Plan on the date each such Allowed General Unsecured Claim or Allowed Foreign Credit Line Claim is satisfied in the ordinary course of business in accordance with the terms and conditions of the particular transaction or agreement giving rise to such Allowed General Unsecured Claims or Allowed Foreign Credit Line Claims.

I.    Protection Against Discriminatory Treatment

In accordance with section 525 of the Bankruptcy Code, and consistent with paragraph 2 of Article VI of the United States Constitution, no Governmental Unit shall discriminate against any Reorganized Debtor, or any Entity with which a Reorganized Debtor has been or is associated, or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, or discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because such Reorganized Debtor was a Debtor under chapter 11, may have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before such Debtor was granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

J.    Reimbursement or Contribution

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the Effective Date, such Claim shall be forever disallowed notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Effective Date (1) such Claim has been adjudicated as noncontingent, or (2) the relevant Holder of a Claim has Filed a noncontingent Proof of Claim on account of such Claim and a Final Order has been entered determining such Claim as no longer contingent.

K.    Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases (pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court) and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

L.    Document Retention

On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.

ARTICLE IX.

CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

A.    Conditions to Effective Date

The following are conditions to the occurrence of the Effective Date unless such conditions, or any of them, have been satisfied or waived pursuant to Article IX.B:

1.    the Restructuring Support Agreement shall remain in full force and effect and shall not have been terminated;

2.    the Final DIP Order shall remain in full force and effect and no event of default shall have occurred and be continuing under the DIP Facility;

3.    all conditions precedent to the effectiveness of the Exit ABL Facility in form and substance consistent with the Restructuring Support Agreement in all respects shall have been satisfied or duly waived (or shall be satisfied contemporaneously with consummation of the Plan);

4.    the Plan Supplement and all of the schedules, documents, and exhibits contained therein, and all other schedules, documents, supplements and exhibits to the Plan, shall have been Filed, and shall be in form and substance consistent with the Restructuring Support Agreement in all respects;

5.    the Bankruptcy Court shall have entered the Confirmation Order in form and substance consistent with the Restructuring Support Agreement in all respects, and such Confirmation Order shall have become a Final Order;

6.    the Debtors and applicable Consenting Noteholders shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan and each of the other transactions contemplated by the Restructuring Transactions;

7.    the Definitive Restructuring Documents in form and substance consistent with the Restructuring Support Agreement in all respects shall, where applicable, have been executed and remain in full force and effect (with all conditions precedent thereto having been satisfied or waived in accordance with their terms);

8.    the Plan shall not have been materially amended, altered or modified from the Plan as confirmed by the Confirmation Order, unless such material amendment, alteration or modification has been made in accordance with Article X.A of the Plan and the Restructuring Support Agreement;

9.    all fees and expenses provided for in the Restructuring Support Agreement and the DIP Credit Agreement shall have been paid in full by the Debtors in accordance with the Restructuring Support Agreement and the DIP Credit Agreement, as applicable; and

10.    the New Common Stock shall have been issued by Reorganized Pyxus in accordance with the Plan.

B.    Waiver of Conditions to Confirmation or the Effective Date

1.    Subject to Noteholder Approval Rights and the terms of the Restructuring Support Agreement, each condition to the Effective Date set forth in Article IX.A may be waived in whole or in part at any time by the Debtors without an order of the Bankruptcy Court.

C.    Substantial Consummation

“Substantial Consummation” of the Plan, as defined in section 1101(2) of the Bankruptcy Code, with respect to any of the Debtors, shall be deemed to occur on the Effective Date with respect to such Debtor.

D.    Effect of Non-Occurrence of Conditions to Consummation

If the Effective Date does not occur with respect to any of the Debtors, the Plan shall be null and void in all respects with respect to such Debtor, and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by or Claims against or Interests in such Debtors; (2) prejudice in any manner the rights of such Debtors, any Holders of a Claim or Interest, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by such Debtors, any Holders, or any other Entity in any respect.

ARTICLE X.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.    Modification of Plan

Subject to Noteholder Approval Rights, the Debtors reserve the right to modify the Plan prior to Confirmation and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, the Debtors expressly reserve their rights to alter, amend, or modify materially the Plan, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan.

B.    Effect of Confirmation on Modifications

Entry of the Confirmation Order shall constitute approval of all modifications to the Plan occurring after the solicitation thereof pursuant to section 1127(a) of the Bankruptcy Code and a finding that such modifications to the Plan do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.    Revocation or Withdrawal of Plan

The Debtors reserve the right, subject to the terms of the Restructuring Support Agreement, to revoke or withdraw the Plan before the Confirmation Date and to File subsequent chapter 11 plans. If the Debtors revoke or withdraw the Plan, or if the Confirmation Date or the Effective Date does not occur, then: (1) the Plan will be null and void in all respects; (2) any settlement or compromise embodied in the Plan, assumption of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant hereto will be null and void in all respects; and (3) nothing contained in the Plan shall (a) constitute a waiver or release of any Claims, Interests, or Causes of Action, (b) prejudice in any manner the rights of any Debtor or any other Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by any Debtor or any other Entity.

ARTICLE XI.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1.    allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Claim or Interest and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2.    decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3.    resolve any matters related to Executory Contracts or Unexpired Leases, including: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or

Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Cure Claims arising therefrom, including pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; and (c) any dispute regarding whether a contract or lease is or was executory or expired;

4.    ensure that distributions to Holders of Allowed Claims and Interests (as applicable) are accomplished pursuant to the provisions of the Plan and adjudicate any and all disputes arising from or relating to distributions under the Plan;

5.    adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6.    enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of (a) contracts, instruments, releases, indentures, and other agreements or documents approved by Final Order in the Chapter 11 Cases and (b) the Plan, the Confirmation Order, and contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan;

7.    enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

8.    grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

9.    adjudicate, decide, or resolve any and all matters related to the Restructuring Transactions;

10.    issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

11.    resolve any cases, controversies, suits, disputes, Causes of Action, or any other matters that may arise in connection with the Consummation, interpretation, or enforcement of the Plan, the Disclosure Statement, the Confirmation Order, or the Restructuring Transactions, or any Entity’s obligations incurred in connection with the foregoing, including disputes arising under agreements, documents, or instruments executed in connection with the Plan, the Disclosure Statement, the Confirmation Order, or the Restructuring Transactions;

12.    hear, determine, and resolve any cases, matters, controversies, suits, disputes, or Causes of Action in connection with or in any way related to the Chapter 11 Cases, including: (a) with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or an Interest for amounts not timely repaid pursuant to Article VI.K.1 of the Plan; (b) with respect to the releases, injunctions, and other provisions contained in Article VIII of the Plan, including entry of such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions; (c) that may arise in connection with the Consummation, interpretation, implementation, or enforcement of the Plan, the Confirmation

Order, and, subject to any applicable forum selection clauses, contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan; or (d) related to section 1141 of the Bankruptcy Code;

13.    enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

14.    consider any modifications to the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order; or remedy any defect or omission or reconcile or clarify any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into, delivered or created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan;

15.    hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

16.    enter an order or Final Decree concluding or closing the Chapter 11 Cases;

17.    enforce all orders previously entered by the Bankruptcy Court; and

18.    hear any other matter not inconsistent with the Bankruptcy Code;

provided, however, that the Bankruptcy Court shall not retain jurisdiction over disputes concerning documents contained in the Plan Supplement that have a jurisdictional, forum selection or dispute resolution clause that refers disputes to a different court, and any disputes concerning documents contained in the Plan Supplement that contain such clauses shall be governed in accordance with the provisions of such documents.

To the extent that it is legally impermissible for the Bankruptcy Court to have exclusive jurisdiction over any of the foregoing matters, the Bankruptcy Court will have non-exclusive jurisdiction over such matters to the extent legally permissible.

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter, including the matters set forth in this Article XI, the provisions of this Article XI shall have no effect upon and shall not control, prohibit or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

A.    Immediate Binding Effect

Subject to Article IX.A hereof and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan

Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

B.    Additional Documents

Subject to and in accordance with the Debtors’ obligations under the Restructuring Support Agreement, on or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. Subject to their respective obligations under the Restructuring Support Agreement as a party thereto, the Debtors or the Reorganized Debtors, as applicable, and all Holders of Claims and Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.    Payment of Certain Fees and Expenses

Without any further notice to or action, order, or approval of the Bankruptcy Court, the Debtors or Reorganized Debtors, as applicable, shall pay on the Effective Date all then-outstanding reasonable, undisputed, and documented unpaid fees and expenses incurred on or before the Effective Date by all of the attorneys, advisors, and other professionals payable under the Plan and the Restructuring Support Agreement, including the Trustee Restructuring Expenses and all fees and expenses set forth in Section 8(f) of the Restructuring Support Agreement, provided, however, that this paragraph shall not apply to Professional Fee Claims, which shall be paid in accordance with Article II.C.

D.    Reservation of Rights

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court has entered the Confirmation Order. None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

E.    Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, director, agent, representative, attorney, beneficiary, or guardian, if any, of each Entity.

F.    Service of Documents

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided in the Plan, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

If to the Debtors:

Senior Vice President, Chief Legal Officer and Secretary

Pyxus International, Inc.

8001 Aerial Center Parkway

P.O. Box 2009

Morrisville, North Carolina 27560-8417

Attention:       Chief Legal Officer

Email:             woquinn@pyxus.com

With copies to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention:       Sandeep Qusba

           Michael Torkin

           Nicholas Baker

E-mail:           squsba@stblaw.com

           michael.torkin@stblaw.com

             nbaker@stblaw.com

and

Young Conaway Stargatt & Taylor, LLP

1000 North King Street

Wilmington, DE 19801

Attention:      Pauline K. Morgan

          Kara Hammond Coyle

E-mail:          pmorgan@ycst.com

            kcoyle@ycst.com

If to the Ad Hoc First Lien Group represented by the First Lien Notes Representatives:

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, New York 10038-4982

Attention:        Kristopher M. Hansen

            Jonathan D. Canfield

            Allison Miller

Email:             khansen@stroock.com

            jcanfield@stroock.com

            amiller@stroock.com

If to a Consenting First Lien Noteholder or Consenting Second Lien Noteholder that is represented by the Crossholder Notes Representatives:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:       Joshua Feltman

           Benjamin S. Arfa

Email:             jafeltman@wlrk.com

           bsarfa@wlrk.com

After the Effective Date, the Reorganized Debtors shall have the authority to send a notice to Entities that continue to receive documents pursuant to Bankruptcy Rule 2002 requiring such Entity to File a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

G.    Entire Agreement

Except as otherwise indicated, and without limiting the effectiveness of the Restructuring Support Agreement, the Plan (including, for the avoidance of doubt, the Plan Supplement) supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

H.    Plan Supplement Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be made available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from https://cases.primeclerk.com/Pyxus or the Bankruptcy Court’s website at www.del.uscourts.gov/bankruptcy. The documents considered in the Plan Supplement are an integral part of the Plan and shall be deemed approved by the Bankruptcy Court pursuant to the Confirmation Order.

I.    Non-Severability

Except as set forth in Article VIII of the Plan, the provisions of the Plan, including its release, injunction, exculpation and compromise provisions, and the Definitive Restructuring Documents, are mutually dependent and non-severable. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan and the Definitive Restructuring Documents are: (1) valid and enforceable pursuant to their terms; (2) integral to the Plan and may not be deleted or modified without the consent of the Debtors; and (3) non-severable and mutually dependent.

J.    Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan and any previous plan, and, therefore, no such parties, individuals, or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

K.    Waiver or Estoppel

Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court prior to the Confirmation Date.

L.    Closing of Chapter 11 Cases

On or after the Effective Date, the Reorganized Debtors shall be authorized, subject to compliance with Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court, at any time to submit an order or separate orders to the Bankruptcy Court under certification of counsel closing any of the Chapter 11 Cases (collectively, when closed, the “Closing Cases”) without prejudice to the rights of any party in interest to seek to reopen such Chapter 11 Cases, and (1) all motions, contested matters, adversary proceedings, and other matters with respect to such Closing Cases shall be administered in the remaining Chapter 11 Cases of one or more Debtors, without prejudice to the rights of any party in interest, (2) the caption of the remaining Chapter 11 Cases shall be amended as necessary to reflect the closure of the applicable Closing Cases, and (3) a docket entry shall be made by the clerk of the Bankruptcy Court in each of the Closing Cases that reflects the closure of those cases pursuant hereto.

Dated: August 13, 2020	Respectfully submitted,

By: /s/ Joel L. Thomas
Name: Joel L. Thomas
Title: Chief Financial Officer
PYXUS INTERNATIONAL, INC., on behalf of itself and all other Debtors

Prepared by:

YOUNG CONAWAY STARGATT & TAYLOR, LLP

Pauline K. Morgan (No. 3650)
Kara Hammond Coyle (No. 4410)
Ashley E. Jacobs (No. 5635)
Tara C. Pakrouh (No. 6192)
1000 North King Street
Wilmington, Delaware 19801
Telephone: (302) 571-6600
Facsimile: (302) 571-1253
Email: pmorgan@ycst.com
kcoyle@ycst.com
ajacobs@ycst.com
tpakrouh@ycst.com
- and -

SIMPSON THACHER & BARTLETT LLP

Sandeep Qusba (admitted pro hac vice)
Michael H. Torkin (admitted pro hac vice)
Kathrine A. McLendon (admitted pro hac vice)
Nicholas E. Baker (admitted pro hac vice)
425 Lexington Avenue
New York, New York 10017
Telephone: (212) 455-2000
Facsimile: (212) 455-2502
Email: squsba@stblaw.com
michael.torkin@stblaw.com
kmclendon@stblaw.com
nbaker@stblaw.com

Counsel to the Debtors and Debtors in Possession